Exhibit 2.1

Dated November 12, 2026

Agreement and Plan of Merger

between

Rain Enhancement Technologies Holdco, Inc.

as Parent

Rain Merger Sub, Inc.,

as Merger Sub

Tensor Networks, Inc.,

as Company

(i)

Table of Contents

		Page
Article V Representations and Warranties of Parent and Merger Sub		31
Section 5.1	Organization, Standing and Power	31
Section 5.2	Capital Stock	32
Section 5.3	Subsidiaries	31
Section 5.4	Authority	32
Section 5.5	No Conflict; Consents and Approvals	33
Section 5.6	SEC Reports; Financial Statements	33
Section 5.7	No Undisclosed Liabilities; Certain Liabilities	35
Section 5.8	Information Supplied; Information Statement	35
Section 5.9	Absence of Certain Changes or Events	35
Section 5.10	Litigation	35
Section 5.11	Compliance with Law	35
Section 5.12	Benefit Plans	35
Section 5.13	Labor and Employment Matters	37
Section 5.14	Environmental Matters	38
Section 5.15	Taxes	38
Section 5.16	Contracts	39
Section 5.17	Insurance	40
Section 5.18	Properties	40
Section 5.19	Intellectual Property	41
Section 5.20	Related Party Transactions	42
Section 5.21	Certain Payments	42
Section 5.22	Trade Control Laws	42
Section 5.23	Brokers	43
Section 5.24	State Takeover Statutes	43
Section 5.25	No Rights Plan	43
Section 5.26	No Parent Operation	43
Section 5.27	No Other Representations or Warranties	43

Article VI Covenants		43
Section 6.1	Operation of Parent’s Business	43
Section 6.2	Operation of Company’s Business	45
Section 6.3	Access and Investigation	48
Section 6.4	No Solicitation	48
Section 6.5	Notification of Certain Matters	49

Article VII Additional Agreements		49
Section 7.1	Preparation of the Information Statement	49
Section 7.2	Financial Statements; Company Shareholder Approval	50
Section 7.3	Parent Written Consent	51
Section 7.4	Efforts; Transaction Litigation	52
Section 7.5	Indemnification, Exculpation and Insurance	53
Section 7.6	Section 16 Matters	54
Section 7.7	Legends	54
Section 7.8	Disclosure	54
Section 7.9	Listing	54
Section 7.10	Tax Matters	55
Section 7.11	Termination or Amendment of Certain Agreements and Rights; Parent Debt Restructuring; Negotiation of Certain Agreements	56
Section 7.12	Obligations of Merger Sub	56
Section 7.13	Allocation Certificate	56
Section 7.14	Financing Cooperation	56
Section 7.15	Equity Incentive Plan	57
Section 7.16	Section 280G	57
Section 7.17	Parent SEC Documents	57
Section 7.18	Parent Domicile	57
Section 7.19	Post-Closing Covenants	57

(ii)

Exhibits

Exhibit A	-	Form of Lock-Up Agreement

Exhibit B	-	Form of Voting Agreement

Exhibit C	-	Form of Support Agreement

Exhibit D	-	Form of Company Support Agreement

(iii)

INDEX OF DEFINED TERMS

Definition	Location
2026 Equity Incentive Plan	Section 7.15
2026 Equity Incentive Plan Proposal	Section 7.15
Acceptable Confidentiality Agreement	Section 1.1
Acquisition Inquiry	Section 1.1
Acquisition Proposal	Section 1.1
Acquisition Transaction	Section 1.1
Action	Section 4.10
Affiliate	Section 1.1
Agreement	Preamble
AI	Article I
AI Technology	Section 1.1
Allocation Certificate	Section 7.13
Articles of Merger	Section 2.4
Book-Entry Shares	Section 3.2(a)
Business Day	Section 1.1
Certificates	Section 3.2(a)
Class B Conversion	Recitals
Closing	Section 2.3
Closing Date	Section 2.3
COBRA	Section 4.12(c)(v)
Code	Recitals
Company	Preamble
Company Audited Financial Statements	Section 7.2(a)
Company Board	Recitals
Company Board Adverse Recommendation Change	Section 7.2(e)
Company Board Recommendation	Section 7.2(e)
Company Bylaws	Section 4.1(b)
Company Charter	Section 4.1(b)
Company Common Share	Recitals
Company Consent Deadline	Section 7.2(c)
Company Disclosure Letter	Article IV
Company Equity Plan	Section 1.1
Company Equity Value	Section 3.1(a)(i)
Company Financial Statements	Section 4.6(a)
Company Fundamental Representations	Section 1.1
Company Interim Financial Statements	Section 7.2(a)
Company Intervening Event	Section 7.2(f)
Company IT Assets	Section 4.19(e)
Company Licensed IP	Section 4.19(k)
Company Notice Period	Section 7.2(f)
Company Options	Section 1.1
Company Outstanding Shares	Section 3.1(a)(ii)
Company Owned IP	Section 1.1
Company Plan	Section 1.1
Company Registered IP	Section 4.19(a)
Company SAFEs	Section 1.1
Company SAFEs Conversion	Section 3.1(e)
Company Shareholder Approval	Recitals
Company Software	Section 1.1
Company Support Agreement	Recitals
Company Valuation	Section 3.1(a)(iii)
Company Value Per Share	Section 3.1(a)(iv)
Confidentiality Agreement	Section 1.1

Contemplated Transactions	Section 1.1
Contract	Section 4.5(a)
control	Section 1.1
Copyleft Action	Section 4.19(q)
D&O Indemnified Parties	Section 7.5
Definitive Information Statement	Section 7.3(a)
Dissenting Shares	Section 3.4
Effective Time	Section 2.4
Employee Plan	Section 1.1
End Date	Section 9.1(b)
Environmental Law	Section 4.14(a)
ERISA	Section 1.1
ERISA Affiliate	Section 1.1
Exchange Act	Section 4.5(b)
Exchange Agent	Section 3.2
Exchange Fund	Section 3.2
Exchange Ratio	Section 3.1(a)
Excluded Shares	Section 3.1(c)
Financing	Section 7.14
GAAP	Section 4.6(a)
Governmental Entity	Section 4.5(b)
Hazardous Substance	Section 4.14(b)
Indebtedness	Section 1.1
Information Statement	Section 7.1(a)
Intellectual Property	Section 1.1
Intended Tax Treatment	Section 7.10(a)(i)
Investor Agreements	Section 7.11(a)
IRS	Section 4.12(a)
IT Assets	Section 1.1
Key Employment Agreements	Recitals
Knowledge	Section 1.1
Latest Parent Balance Sheet	Section 5.7(a)
Law	Section 4.5(a)
Liens	Section 4.5(a)
Lock-Up Agreement	Recitals
Look-Back Date	Section 1.1
Material Adverse Effect	Section 4.1(a)
Material Contracts	Section 4.16(a)
Measurement Date	Section 5.2(a)
Merger	Recitals
Merger Consideration	Section 3.1(a)
Merger Sub	Preamble
Minimum Financing Amount	Section 8.2(d)
Multiemployer Plan	Section 1.1
Nasdaq	Section 1.1
Nasdaq Fees	Section 1.1
Nasdaq Issuance Proposal	Recitals
Nasdaq Listing Application	Section 7.9
Nasdaq Reverse Stock Split	Section 1.1
Off-the-Shelf Software Licenses	Section 1.1
Open Source Software	Section 1.1
Ordinary Course	Section 1.1
Ordinary Course Agreement	Section 4.15(g)

Parent	Preamble
Parent Board	Recitals
Parent Board Adverse Recommendation Change	Section 7.3(b)
Parent Board Recommendation	Section 7.3(b)
Parent Capital Stock	Section 1.1
Parent Charter Amendment	Section 2.6(a)
Parent Class A Common Stock	Recitals
Parent Class A Common Stock Issuance	Section 5.4(a)
Parent Class B Common Stock	Section 1.1
Parent Consent Deadline	Recitals
Parent Debt Restructuring	Section 1.1
Parent Disclosure Letter	Article V
Parent Equity Plan	Section 1.1
Parent Fundamental Representations	Section 1.1
Parent Intervening Event	Section 7.3(c)
Parent IT Assets	Section 5.19(h)
Parent Licensed IP	Section 5.19(c)
Parent Material Adverse Effect	Section 5.1(a)
Parent Material Contracts	Section 5.16(a)
Parent Notice Period	Section 7.3(c)
Parent Options	Section 1.1
Parent Outstanding Shares	Section 3.1(a)(v)
Parent Owned IP	Section 1.1
Parent Plan	Section 1.1
Parent Preferred Stock	Section 5.2(a)
Parent Registered IP	Section 5.19
Parent Restricted Stock Unit Awards	Section 1.1
Parent SEC Documents	Section 5.6(a)
Parent Shareholder Approval	Section 5.4(a)
Parent Shareholder Proposals	Section 1.1
Parent Software	Section 1.1
Parent Valuation	Section 3.1(a)(vi)
Parent Value Per Share	Section 3.1(a)(vii)
Parent Warrants	Section 1.1
Parent Written Consent	Section 7.3(a)
Patents	Section 1.1
PBGC	Section 4.12(c)(iv)
PCAOB	Section 1.1
Permits	Section 4.11
Permitted Lien	Section 1.1
Person	Section 1.1
Personal Information	Section 4.19(m)
Pre-Closing Period	Section 6.1(a)
Privacy Obligations	Section 4.19(m)
Registration Rights Agreement	Section 7.11(d)
Representative	Section 1.1
Reverse Stock Split Proposal	Section 2.6(a)
Sarbanes-Oxley Act	Section 5.6(a)
SEC	Section 1.1
Securities Act	Section 4.5(b)
Seidl Retention Bonus Agreement	Section 1.1
Shareholder Notice	Section 7.2(d)
Software	Section 1.1
Subsidiary	Section 1.1

Superior Offer	Section 1.1
Support Agreement	Recitals
Surviving Corporation	Section 2.2
Takeover Laws	Section 4.21
Tax Action	Section 4.15(d)
Tax Return	Section 1.1
Taxes	Section 1.1
Third-Party Datasets	Section 4.19(l)
Trade Approvals	Section 4.25
Trade Laws	Section 4.25
Trade Secrets	Section 1.1
Transaction Expenses	Section 1.1
Transaction Litigation	Section 7.4
Transfer Taxes	Section 7.10(b)
Treasury Regulations	Section 1.1
Voting Agreement	Recitals
Waiting Period	Section 7.3(a)
WARN Act	Section 4.13(d)
WBCA	Recitals
Withholding Agent	Section 3.3
Wyoming Secretary of State	Section 2.4

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 12, 2026, by and among Rain Enhancement Technologies Holdco, Inc., a Massachusetts corporation (“Parent”), Rain Merger Sub, Inc., a Wyoming corporation (“Merger Sub”) and wholly owned subsidiary of Parent, and Tensor Networks, Inc., a Wyoming corporation (the “Company”).

RECITALS

WHEREAS, Parent and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the Wyoming Business Corporation Act (the “WBCA”). Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly-owned subsidiary of Parent;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its shareholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions;

WHEREAS, the Company Board has unanimously approved this Agreement and the Merger, with the Company continuing as the Surviving Corporation, after the Effective Time, pursuant to which, among other things, each common share, par value $0.0001 per share, of the Company (the “Company Common Share”) (other than any Excluded Shares and Dissenting Shares) shall be converted into the right to receive a number of shares of class A common stock, par value $0.0001 per share, of Parent (the “Parent Class A Common Stock”) equal to the Exchange Ratio;

WHEREAS, Merger Sub is a newly incorporated Wyoming corporation that is wholly-owned by Parent, and has been formed for the sole purpose of effecting the Merger;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its shareholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Parent Capital Stock to the shareholders of the Company pursuant to this Agreement, (iii) determined that the Reverse Stock Split Proposal, among other things, is advisable and in the best interests of Parent and its shareholders, (iv) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholders of Parent vote to authorize the issuance of the Parent Class A Common Stock in accordance with Nasdaq Listing Rule 5635 (the “Nasdaq Issuance Proposal”), the Reverse Stock Split Proposal, the 2026 Equity Incentive Plan Proposal and the other Parent Shareholder Proposals;

WHEREAS, the board of directors of Merger Sub has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Merger Sub and its sole shareholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholder of Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions;

WHEREAS, Parent, Merger Sub and the Company each desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein;

WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement, at Closing certain shareholders of Parent and certain shareholders of the Company listed on Section A of the Company Disclosure Letter are executing lock-up agreements in the form attached hereto as Exhibit A (the “Lock-Up Agreement”);

WHEREAS, concurrently with the Closing and as a condition and inducement to the Company’s and Parent’s willingness to enter into this Agreement, certain shareholders of Parent and the Company listed on Section A of the Company Disclosure Letter are executing voting agreements in the form attached hereto as Exhibit B (the “Voting Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, certain shareholders of Parent listed on Section A of the Company Disclosure Letter are executing support agreements in the form attached hereto as Exhibit C (the “Support Agreement”) requiring those shareholders to convert the Parent Class B Common Stock to Parent Class A Common Stock prior to the Closing (the “Class B Conversion”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Parent’s willingness to enter into this Agreement, certain shareholders of the Company listed on Section A of the Company Disclosure Letter are executing support agreements in the form attached hereto as Exhibit D (the “Company Support Agreement”) pursuant to which the signatories thereto will vote for and consent to the adoption of this Agreement and the consummation of the Contemplated Transactions amongst other things enumerated herein;

WHEREAS, as a condition and inducement to the parties’ willingness to enter into this Agreement, prior to the Closing, certain key employees of the Company listed on Section A of the Company Disclosure Letter will execute employment agreements (“Key Employment Agreements”) in a form mutually agreed to by Parent, the Company and the applicable employee, that will be effective as of the Closing;

WHEREAS, it is expected that within three (3) Business Days after the filing of the Information Statement, the shareholders of the Company will execute an action by written consent by the holders of all of the outstanding Company Common Shares entitled to vote, in form and substance reasonably acceptable to Parent, approving and adopting this Agreement (the “Company Shareholder Approval”); and

WHEREAS, immediately after the execution of this Agreement and in any event within one Business Day after the date of this Agreement (the “Parent Consent Deadline”), shareholders of Parent holding sufficient shares of Parent Common Stock to approve the Parent Shareholder Proposals will execute the Parent Written Consent, in form and substance reasonably acceptable to the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

Article I

Definitions & Interpretations

Section 1.1 Certain Definitions. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement, except such confidentiality agreement need not contain any standstill, non-solicitation or no hire provisions. Notwithstanding the foregoing, a Person who has previously entered into a confidentiality agreement with Parent relating to a potential Acquisition Proposal on terms that are not materially less restrictive than the Confidentiality Agreement with respect to the scope of coverage and restrictions on disclosure and use shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement.

“Acquisition Inquiry” means, with respect to a party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Parent, on the other hand, to the other party) that could reasonably be expected to lead to an Acquisition Proposal, other than any Financing.

 “Acquisition Proposal” means, with respect to either party hereto, any proposal or offer (whether written or oral) from any Person (other than the other party or any of its Representatives) contemplating or otherwise relating to an Acquisition Transaction (other than in connection with any Financing or the exercise or repurchase of existing equity interests).

“Acquisition Transaction” means any transaction or series of related transactions (other than any Financing) involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a party is a constituent entity, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a party or any of its Subsidiaries or (iii) in which a party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such party or any of its Subsidiaries; or

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value of the fair market value of the assets of a party and its Subsidiaries taken as a whole.

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“AI Technology” means all artificial intelligence (“AI”) technology, including machine learning, large language models, generative AI, and other AI programs, tools, or methods.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Equity Plan” means any equity incentive plan of the Company.

“Company Fundamental Representations” means each of the representations and warranties of the Company set forth in Section 4.1, Section 4.2, Section 4.4 and Section 4.26.

“Company Options” means options to purchase Company Common Shares granted by the Company under a Company Equity Plan.

“Company Owned IP” means all Intellectual Property which the Company or any of its Subsidiaries owns (or purports to own), in whole or in part, and includes the Company Software and all Company Registered IP.

“Company Plan” means each Employee Plan that is sponsored, maintained, or contributed (or required to be contributed) to by the Company or any of its Subsidiaries for the benefit of one or more current or former employees, officers, directors, independent contractors or other service providers of the Company or any of its Subsidiaries and with respect to which the Company or any of its Subsidiaries has or may have any liability, contingent or otherwise, other than any plan, program, arrangement, agreement or policy mandated by applicable Laws.

“Company SAFEs” means any Simple Agreement for Future Equity between the Company and the “Investors” party thereto.

“Company Software” means any and all Software which the Company or any of its Subsidiaries owns or purports to own, in whole or in part.

“Confidentiality Agreement” means the confidentiality terms set forth in that certain binding letter of intent, dated as of September 18, 2026, between the Company and Parent.

“Contemplated Transactions” means the Merger and the other transactions contemplated by this Agreement (other than the Parent Charter Amendment), any Financing and the Nasdaq Reverse Stock Split (to the extent applicable and deemed necessary by Parent and the Company).

“control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Employee Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), Multiemployer Plan, stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, individual independent contractor, change-in-control, fringe benefit, bonus, incentive, deferred compensation, compensation, savings, retirement, supplemental retirement, health, life, or disability insurance, flexible spending account, health savings account, dependent care, cafeteria, vacation, sick leave or other paid-time off, employee loan, or other employee benefit or compensation plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, whether formal or informal, written or oral.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person (the “first Person”), any other Person, trade or business (whether or not incorporated) that, together with the first Person, is or, at any relevant time, was treated as a single employer under Section 4001(a)(14) or 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Indebtedness” means, without duplication, (a) indebtedness for borrowed money, (b) indebtedness evidenced by any note, bond, debenture or other debt security, (c) deferred liabilities and deferred purchase price other than current accounts payable and expenses incurred in the Ordinary Course, (d) fees, interest, prepayment penalties or other amounts payable on account of the foregoing, (e) outstanding obligations to pay severance to former employees, (f) change of control, bonus and similar obligations payable in connection with the Contemplated Transactions, and (g) obligations of the type referred to in this definition for which the payment the Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.

“Intellectual Property” means all intellectual or proprietary property and all rights, title, and interest of any kind therein or thereto arising anywhere in the world, whether registered or unregistered, including in or to any of the following: (i) trademarks, service marks, trade names, domain names, social media handles, logos, slogans, certification marks, business names, corporate names, brand names, doing business as designations, trade dress, and all other indicia of origin, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”); (ii) patents, designs, utility models, patent disclosures and inventions (whether patentable or unpatentable and whether or not reduced to practice), and all applications for any of the foregoing together with all re-issuances, continuations, continuations-in-part, divisionals, renewals, revisions, extensions, provisionals and reexaminations thereof, or foreign counterparts or any of the foregoing (collectively, “Patents”); (iii) copyrights and copyrightable subject matter, including any such corresponding rights in Software and other works of authorship; and (iv) trade secrets and customer lists, in each case to the extent any of the foregoing derives independent economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, and other confidential information (“Trade Secrets”); (v) Software; (vi) all other proprietary and confidential information, ideas, know-how, inventions, proprietary processes, formulae, models, databases, data, and methodologies and (vii) any other proprietary or intellectual property rights of any kind or nature.

“IT Assets” means any and all computers, hardware, Software (including firmware and middleware), systems, servers, networks, workstations, routers, hubs, switches, websites, data communications lines, peripherals, and all other information technology assets, other similar or related items of automated, computerized, digital, or Software systems, and all associated documentation, including any of the foregoing accessed pursuant to outsourced or cloud computing arrangements.

“knowledge” of any party means (i) the actual knowledge of any executive officer of such party or other officer having primary responsibility for the relevant matter or any employee, consultant or interim officer serving similar roles and (ii) any fact or matter which any such Person would be expected to discover or otherwise become aware of in the course of conducting due inquiry, consistent with such Person’s title and responsibilities, concerning the existence of the relevant matter.

“Look-Back Date” means January 1, 2024.

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) or 4001(a)(3) of ERISA.

“Nasdaq” means the Nasdaq Stock Market, LLC.

“Nasdaq Fees” means all Nasdaq fees associated with any action contemplated by Section 7.9.

“Nasdaq Reverse Stock Split” means a reverse stock split of all outstanding shares of Parent Class A Common Stock at a reverse stock split ratio as mutually agreed to by Parent and the Company that is effectuated by Parent for the purpose of maintaining compliance with Nasdaq listing standards.

“Off-the-Shelf Software Licenses” means non-exclusive licenses for standard, commercially available, uncustomized, off-the-shelf Software for the licensee party’s internal use, under “shrink wrap,” “click wrap,” and “off the shelf” software agreements, subscription services, and other agreements for Software, with license, maintenance, support and other fees of less than $250,000 annually.

“Ordinary Course” means, in the case of each of the Company and Parent, such actions taken in the ordinary course of its business and consistent with its past practice or, with respect to the Company, the customary practices of a recently formed company at a similar stage of development.

“Open Source Software” means any Software that is subject to, distributed, transmitted, licensed, or otherwise made available pursuant to: (a) any so-called “public license,” “open source license,” “free license,” “industry standard license,” “intellectual property pool license”, (b) any license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (c) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation, or (d) any reciprocal license approved by the Open Source Initiative, in each case whether or not source code is available or included in such license and including any similar license.

“Parent Capital Stock” means the Parent Class A Common Stock and the Parent Class B Common Stock.

“Parent Class B Common Stock” means shares of class B common stock, par value $0.0001 per share, of Parent.

“Parent Debt Restructuring” means certain Indebtedness of Parent and its Subsidiaries to be converted, restructured or forgiven prior to or substantially concurrently with the Closing pursuant to Section 7.11 of the Parent Disclosure Letter.

“Parent Equity Plan” means each of Parent’s 2024 Equity Incentive Plan, as amended from time to time.

“Parent Fundamental Representations” means each of the representations and warranties of Parent and Merger Sub set forth in Section 5.1, Section 5.2, Section 5.3, Section 5.4 and Section 5.23.

“Parent Options” means options to purchase shares of Parent Class A Common Stock issued pursuant to a Parent Equity Plan.

“Parent Owned IP” means all Intellectual Property owned by (or purported to be owned by), in whole or in part, Parent or any of its Subsidiaries, including the Parent Software and all Parent Registered IP.

“Parent Plan” means each Employee Plan that is sponsored, maintained, or contributed (or required to be contributed) to by Parent or any of its Subsidiaries for the benefit of current or former employees, officers, directors, independent contractors or other service providers of Parent or any of its Subsidiaries or with respect to which Parent or any of its Subsidiaries has or may have any liability, contingent or otherwise, other than any plan, program, arrangement, agreement or policy mandated by applicable Laws.

“Parent Restricted Stock Unit Awards” means each award of restricted stock unit awards with respect to shares of Parent Class A Common Stock issued pursuant to a Parent Equity Plan or otherwise.

“Parent Shareholder Proposals” means, collectively, the Nasdaq Issuance Proposal, 2026 Equity Incentive Plan Proposal, Reverse Stock Split Proposal, the Parent Charter Amendment and any other proposal as may be mutually acceptable to Parent and the Company.

“Parent Software” means any and all Software which Parent or any of its Subsidiaries owns or purports to own, in whole or in part.

“Parent Warrants” means each warrant to purchase Parent Class A Common Stock.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Lien” means, with respect to any Person, (i) Liens for Taxes, assessments and similar charges that are not yet due or payable or are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves with respect thereto are maintained on the books of the Person in accordance with GAAP, (ii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves with respect thereto are maintained on the books of the Person in accordance with GAAP, (iii) non-exclusive licenses of Intellectual Property, and (iv) any matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Person as currently conducted.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Representative” means a party’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

“S-4 Registration Statement” means a registration statement on Form S-4.

“SEC” means the Securities and Exchange Commission.

“Seidl Retention Bonus Agreement” means that certain Retention Bonus Agreement, by and between Parent, Rain Enhancement Technologies, Inc. and Randall Seidl, dated as of June 24, 2025, and, Section 3 and Section 11 of the Offer Employment letter, dated December 31, 2024, as amended by the Amendment to Employment Letter, dated June 24, 2025, by and between Parent, Rain Enhancement Technologies, Inc. and Randall Seidl.

“Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

“Software” means (a) computer software, firmware, computer programs, systems, and applications, including all source code, object code, middleware, compilers, computer programs, application programming interfaces, algorithms, plugins, libraries, subroutines, tools, drivers, microcode, scripts, batch files, and instruction sets and macros, in each case of the foregoing including all code, whether in source code, executable or object code form, and all patches, new versions or updates thereto, (b) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (c) all documentation including user manuals and other training documentation related to any of the foregoing.

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Agreement and (b) is on terms and conditions that the Parent Board or the Company Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any written offer by the other party to the Agreement to amend the terms of the Agreement, and following consultation with its outside legal counsel and financial advisors, if any, are more favorable, from a financial point of view, to the Parent’s shareholders or the Company’s shareholders, as applicable, than the terms of the Contemplated Transactions.

“Tax Return” means any return, declaration, report, certificate, bill, election, claim for refund, information return, statement or other written information and any other document filed or supplied or required to be filed or supplied to any Governmental Entity with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof.

“Taxes” means all U.S. federal, state and local, non-U.S. and other net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, imputed underpayment, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, occupation, workers’ compensation, premium, real property, personal property, escheat or unclaimed property obligations, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated and other taxes, fees, assessments, charges or levies in the nature of a tax (whether imposed, assessed, determined, administered, enforced or collected directly or through withholding and including any amounts resulting from the failure to file any Tax Return), whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto (or attributable to the nonpayment thereof).

“Transaction Expenses” means the fees, expenses, commissions or other amounts incurred by or on behalf of, and that are unpaid as of the Closing, by Parent and the Company in connection with the negotiation, preparation or execution of this Agreement or any other transaction agreements and the consummation of the Contemplated Transactions, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers, and (b) fees and expenses contemplated by this Agreement, such as SEC and Nasdaq filing fees, but in each case excluding Indebtedness.

“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of Treasury, including any temporary or final regulations, as amended, supplemented, or suspended from time to time.

Section 1.2 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 1.3 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Article II

The Merger

Section 2.1 Formation of Merger Sub. Parent has caused Merger Sub to be organized under the laws of the State of Wyoming.

Section 2.2 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the WBCA, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as surviving corporation of the Merger (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent.

Section 2.3 Closing. Unless this Agreement is earlier terminated pursuant to the provisions of Article IX, and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the Merger (the “Closing”) shall take place remotely by the electronic exchange of documents, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VIII, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), unless another time, date and place is mutually agreed upon by Parent and the Company in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.”

Section 2.4 Effective Time. Upon the terms and subject to the provisions of this Agreement, at the Closing, the parties shall cause the Merger to be consummated by executing and filing articles of merger with respect to the Merger in customary form mutually agreed to by Parent and the Company (the “Articles of Merger”) with the Secretary of State of the State of Wyoming (the “Wyoming Secretary of State”), in such form as is required by, and executed in accordance with the relevant provisions of the WBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Wyoming Secretary of State or at such other time as Parent and the Company shall agree in writing and shall specify in the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 2.5 Effect of the Merger. At and after the Effective Time, the Merger shall have the effect set forth in this Agreement and in the relevant provisions of the WBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.6 Parent Governance.

(a) Parent Articles of Organization. As of the Effective Time, the articles of organization of Parent shall be identical to the articles of organization of Parent immediately prior to the Effective Time, until thereafter amended in accordance with its terms and as provided by applicable Law; provided, however, that, at the Effective Time or at such other time as Parent and the Company shall agree in writing, Parent shall file an amendment to the articles of organization to (i) effect the Nasdaq Reverse Stock Split (the “Reverse Stock Split Proposal”), (ii) change the name of Parent to a name mutually agreed to prior to Closing, (iii)  increase the number of shares of Parent Capital Stock that Parent is authorized to issue to a number mutually agreed between Parent and the Company, such amount to be sufficient to allow for consummation of the Contemplated Transactions, if applicable, (iv) eliminate the Parent Class B Common Stock, and (v) make such other changes as mutually agreeable to Parent and the Company (such amendment, the “Parent Charter Amendment”).

(b) Parent Bylaws. As of the Effective Time, the bylaws of Parent shall be identical to the bylaws of Parent immediately prior to the Effective Time, until thereafter amended in accordance with their terms and as provided by applicable Law.

(c) Board of Directors. The parties shall take all action necessary (including, to the extent necessary, procuring the resignation of any directors on the Parent Board immediately prior to the Effective Time) so that, as of the Effective Time, the Board of Directors shall upon the Effective Time initially consist of the Persons determined in accordance with Section 2.6(c) of the Company Disclosure Letter.

(d) Parent Officers. The parties shall take all action necessary (including, to the extent necessary, procuring the resignation or removal of any officers of Parent immediately prior to the Effective Time) so that, as of the Effective Time, the Parent officers shall initially consist of the Persons determined in accordance with Section 2.6(d) of the Company Disclosure Letter.

Section 2.7 Surviving Corporation Governance. At the Effective Time:

(a) The articles of incorporation of the Surviving Corporation shall, by virtue of the Merger and without any further action, be amended and restated to read in its entirety as set forth on Exhibit A to the Articles of Merger, and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law;

(b) The bylaws of the Surviving Corporation shall be amended and restated to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that references to the name of Merger Sub shall be replaced with references to the name of the Surviving Corporation), and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law;

(c) The directors of the Surviving Corporation shall be such persons as are designated by the Company prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified; and

(d) The officers of the Surviving Corporation shall be such persons as are designated by the Company prior to the Effective Time, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Article III

Effect on the Capital Stock of the Constituent Companies; Exchange of Certificates

Section 3.1 Conversion of Capital Stock. At the Effective Time (after giving effect to the Company SAFEs Conversion), by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Parent, Merger Sub or the Company:

(a) Subject to Section 3.2(e), (i) each Company Common Share issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares and Dissenting Shares) shall be converted into and become exchangeable for the right to receive a number of shares of Parent Class A Common Stock equal to the Exchange Ratio (the “Merger Consideration” ). As of the Effective Time, all such Company Common Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration. For purposes of this Agreement, the “Exchange Ratio” shall mean the ratio (rounded to six decimal places) equal to (a) the Company Value Per Share divided by (b) the Parent Value Per Share, in which:

(i) “Company Equity Value” means $180,000,000.

(ii) “Company Outstanding Shares” means the total number of Company Common Shares outstanding immediately prior to the Effective Time (after giving effect to the Company SAFEs Conversion), expressed on a fully diluted and as-converted-to-Company Common Share basis assuming, without limitation or duplication, the exercise of all Company Options, or other rights or commitments to receive Company Common Shares (or securities convertible or exercisable into Company Common Shares), whether conditional or unconditional, that are outstanding as of immediately prior to the Effective Time.

(iii) “Company Valuation” means the Company Equity Value.

(iv) “Company Value Per Share” equals the Company Valuation divided by the number of Company Outstanding Shares (rounded to six decimal places).

(v) “Parent Outstanding Shares” means the total number of shares of Parent Capital Stock outstanding immediately prior to the Effective Time (after giving effect, to the extent completed prior to the Effective Time, to the Nasdaq Reverse Stock Split and the Parent Debt Restructuring), expressed on a fully diluted and as-converted-to-Parent Class A Common Stock basis assuming, without limitation or duplication, the exercise, conversion or exchange of all options, warrants, conversion rights, exchange rights or any other rights to receive shares of Parent Capital Stock which exist immediately prior to the Effective Time; provided that no shares issued in connection with any Financing shall be included in the Parent Outstanding Shares.

(vi) “Parent Valuation” means $20,000,000, minus the aggregate amount of any Indebtedness that remains outstanding following the consummation of the Parent Debt Restructuring.

(vii) “Parent Value Per Share” equals the Parent Valuation divided by the number of Parent Outstanding Shares (rounded to six decimal places).

For the avoidance of doubt and for illustrative purposes only, sample “Exchange Ratio” calculations are set forth on Section 3.1(a) of the Parent Disclosure Letter.

(b) At the Effective Time, each share of Parent Capital Stock issued and outstanding immediately prior to the Effective Time (and following the Parent Debt Restructuring and the Class B Conversion) shall remain outstanding.

(c) Each Company Common Share held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time (collectively, “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) Each share of common stock, par value $0 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation. Each book entry share of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(e) All Company SAFEs, if any, shall be converted into Company Common Shares as of immediately prior to the Effective Time in accordance with, and otherwise pursuant to the terms and conditions of, the Company SAFEs (the “Company SAFEs Conversion”). All of the Company SAFEs so converted into shares of Company Common Shares shall no longer be outstanding and shall cease to exist, and each holder of Company SAFEs shall thereafter cease to have any rights with respect to the Company SAFEs. Following the Company SAFEs Conversion, at the Effective Time and by virtue of the Merger, all shares of Company Common Shares issued in the Company SAFEs Conversion shall be canceled and converted into the right to receive Parent Class A Common Stock pursuant to this Section 3.1.

(f) If, between the date of this Agreement and the Effective Time, the outstanding Company Common Shares or Parent Capital Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including the Nasdaq Reverse Stock Split to the extent such split has not previously been taken into account in calculating the Exchange Ratio), combination or exchange of shares or other like change, the Exchange Ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Common Shares, Company Options and Parent Capital Stock with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Parent to take any action with respect to Company Common Shares or Parent Capital Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

Section 3.2 Exchange and Payment. Parent shall issue and deposit (or cause to be deposited) with a bank or trust company designated by Parent (the “Exchange Agent”), in trust for the benefit of holders of Company Common Shares immediately prior to the Effective Time (other than holders to the extent they hold Excluded Shares or Dissenting Shares), book-entry shares (or certificates if requested) representing the shares of Parent Capital Stock issuable pursuant to Section 3.1(a). In addition, Parent shall make available by depositing with the Exchange Agent, as necessary from time to time after the Effective Time any dividends or other distributions payable pursuant to Section 3.2(c). All certificates representing shares of Parent Capital Stock, and any dividends, distributions and cash deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund.”

(a) Not later than the first Business Day after the Definitive Information Statement is filed with the SEC pursuant with Section 7.1, the parties shall cause the Exchange Agent to mail to each holder of record of a certificate that immediately prior to the Effective Time represented outstanding Company Common Shares (collectively, the “Certificates”) and to each holder of record of uncertificated Company Common Shares represented by book entry (“Book-Entry Shares”) that were converted into the right to receive the Merger Consideration (together with any dividends or other distributions payable pursuant to Section 3.2(c)), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to any Certificates held by such Person shall pass, only upon proper delivery of such Certificates, if any, and identification of the Book-Entry Shares, if any, to the Exchange Agent, and which letter shall be in customary form and contain such other provisions as Parent or the Exchange Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of any such Certificates and identifying such Book-Entry Shares in exchange for the Merger Consideration (together with any dividends or other distributions payable pursuant to Section 3.2(c)). Upon surrender of a Certificate and identification of the Book-Entry Shares, as applicable, to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange for the Company Common Shares formerly represented by such Certificate or Book-Entry Share (other than Excluded Shares or Dissenting Shares) (A) that number of whole shares of Parent Capital Stock (after taking into account all Company Common Shares then held by such holder under all Certificates so surrendered and Book-Entry Shares so identified) to which such holder of Company Common Share shall have become entitled pursuant to Section 3.1(a) (which shall be in uncertificated book-entry form unless a physical certificate is requested), and (B) any dividends or other distributions payable pursuant to Section 3.2(c), and any Certificate so surrendered, together with any Book-Entry Shares, shall forthwith be cancelled. No interest will be paid or accrued on any unpaid dividends and distributions, if any, payable to holders of Certificates or Book-Entry Shares. Until surrendered as contemplated by this Section 3.2, each Certificate or Book-Entry Share shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof (together with any dividends or other distributions payable pursuant to Section 3.2(c)).

(b) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share or shall have established to the satisfaction of Parent that such Tax is not applicable.

(c) (i) No dividends or other distributions with respect to Parent Capital Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Capital Stock that the holder thereof has the right to receive upon the surrender thereof until the holder thereof shall surrender such Certificate in accordance with this Article III. Following the surrender of a Certificate in accordance with this Article III, there shall be paid to the record holder thereof, without interest, (A) promptly after such surrender, the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Capital Stock, and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Capital Stock.

(ii) Holders of Book-Entry Shares who are entitled to receive shares of Parent Capital Stock under this Article III shall be paid (A) at the time of payment of such Parent Capital Stock by the Exchange Agent under Section 3.2(a), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Capital Stock, and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the time of such payment by the Exchange Agent under Section 3.2(a) and a payment date subsequent to the time of such payment by the Exchange Agent under Section 3.2(a) payable with respect to such whole shares of Parent Capital Stock.

(d) The Merger Consideration (together with any dividends or other distributions payable pursuant to Section 3.2(c)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Company Common Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the Company Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article III.

(e) No fractional shares of Parent Capital Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Notwithstanding any other provision of this Agreement, each holder of Company Common Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Capital Stock (after taking into account all Certificates delivered by such holder and the aggregate number of shares of Parent Capital Stock represented thereby) shall receive, in lieu thereof, one whole share of Parent Capital Stock.

(f) Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Book-Entry Shares six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any remaining holders of Certificates or Book-Entry Shares (except to the extent representing Excluded Shares or Dissenting Shares) shall thereafter look only to the Surviving Corporation, as general creditors thereof, for payment of the Merger Consideration (together with any dividends or other distributions payable pursuant to Section 3.2(c)) (subject to abandoned property, escheat or other similar laws), without interest.

(g) None of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any Person in respect of shares of Parent Capital Stock, dividends or other distributions with respect thereto properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been exchanged prior to two years after the Effective Time (or immediately prior to such earlier date on which the related Merger Consideration (and all dividends or other distributions with respect to shares of Parent Capital Stock) would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration (and such dividends, distributions and cash) in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, then the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof (together with any dividends or other distributions payable pursuant to Section 3.2(c)).

Section 3.3 Withholding Rights. Parent, the Surviving Corporation, the Exchange Agent and their respective Affiliates (each, a “Withholding Agent”) shall each be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable pursuant to this Agreement such amounts as any Withholding Agent is required to deduct and withhold under applicable Law. To the extent that amounts are so deducted and withheld by a Withholding Agent and remitted to the appropriate Governmental Entity, (a) such amounts shall be satisfied by reducing the number of shares of Parent Capital Stock to which the applicable holder of Company Common Shares otherwise would be entitled under this Agreement and (b) such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 3.4 Dissenters Rights. Notwithstanding anything in this Agreement to the contrary, each Company Common Share (other than Excluded Shares) outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such shares of the Company Common Shares in accordance with Title 17, Chapter 16, Article 13 of the WBCA and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the WBCA (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive a portion of the Merger Consideration but shall be entitled only to such rights as are granted by Title 17, Chapter 16, Article 13 of the WBCA, unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal and payment under the WBCA. If, after the Effective Time, any such holder fails to perfect or withdraws or loses such holder’s right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 3.1(a), without interest. The Company shall give Parent (a) prompt notice of any demands received by the Company for appraisal of any shares of the Company Common Share issued and outstanding immediately prior to the Effective Time, attempted written withdrawals of such demands, and any other instruments served pursuant to the WBCA and received by the Company relating to shareholders’ rights to appraisal with respect to the Merger and (b) the opportunity to participate in all negotiations and proceedings with respect to any exercise of such appraisal rights under the WBCA. The Company shall not, except with the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed, voluntarily make any payment with respect to any demands for payment of fair value for capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Article IV

Representations and Warranties of the Company

Except as set forth in the corresponding section or subsection of the disclosure letter delivered by the Company to Parent (the “Company Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization, Standing and Power.

(a) The Company (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) materially impairs the ability of the Company to consummate the Merger or any of the other Contemplated Transactions; provided, however, that in the case of clause (A) only, Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes or conditions generally affecting the industries in which the Company and its Subsidiaries operate, or the economy or the financial, debt, banking, capital, credit or securities markets, in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, (2) the outbreak or escalation of war or acts of terrorism or any natural disasters, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Entity in response thereto, (3) changes in Law or GAAP, or the interpretation or enforcement thereof, (4) the public announcement or pendency of this Agreement, or (5) any specific action taken (or omitted to be taken) by the Company at or with the express written consent of Parent; provided, that, with respect to clauses (1), (2) and (3), the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to the Company and its Subsidiaries as compared to other participants in the industries in which the Company and its Subsidiaries operate.

(b) The Company has previously made available to Parent true, correct, and complete copies of the Company’s Articles of Incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”) and the Articles of Incorporation and bylaws of each other Subsidiary of the Company, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. None of the Company or any of its Subsidiaries is in violation of any provision of its Articles of Incorporation or bylaws.

Section 4.2 Capital Stock. The authorized capital stock of the Company consists of 110,000,000 shares of capital stock of the Company, 100,000,000 of which are designated as Company Common Shares and 10,000,000 of which are designated as preferred shares of the Company, par value $0.0001. As of the date hereof, (i) 36,000,000 Company Common Shares (excluding treasury shares) were issued and outstanding, (ii) zero Company Common Shares were held by the Company in its treasury, (iii) zero shares of the Company’s preferred stock were issued and outstanding and (iv) zero Company Options were issued and outstanding. All outstanding shares of capital stock of the Company and any of its Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. Neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of the Company or any of its Subsidiaries on any matter. Except as set forth above in this Section 4.2, neither the Company nor any of its Subsidiaries has any outstanding (A) shares of capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company or any of its Subsidiaries or other voting securities or equity interests of the Company or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Company SAFEs, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in the preceding clause (C), or (E) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or of which the Company has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries.

Section 4.3 Subsidiaries. The Company has no Subsidiary, and the Company does not own any capital stock or membership interests of, or any equity, ownership or profit-sharing interest of any nature in, or controls directly or indirectly, any other entity. The Company is not and has never otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. The Company has not agreed or is obligated to make or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other entity. The Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other entity.

Section 4.4 Authority. The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Contemplated Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger and the other Contemplated Transactions, subject, in the case of the consummation of the Merger, to receipt of the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(a) The Company Board, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Merger, and the other Contemplated Transactions are fair to, advisable and in the best interests of the Company’s shareholders, (ii) approving and declaring advisable this Agreement and the Contemplated Transactions, including the Merger, (iii) directing that this Agreement be submitted to the shareholders of the Company for adoption, and (iv) resolving to recommend that the Company’s shareholders vote in favor of the adoption of this Agreement and the Contemplated Transactions, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(b) The Company Shareholder Approval is the only vote of the holders of any class or series of the Company Common Shares or other securities required in connection with the consummation of the Merger. Other than the Company Shareholder Approval, no vote of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of any of the Contemplated Transactions to be consummated by the Company.

Section 4.5 No Conflict; Consents and Approvals.

(a) Except as set forth in Section 4.5(a) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other Contemplated Transactions and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any pledge, claim, lien, charge, option, right of first refusal, encumbrance or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”) in or upon any of the properties, assets or rights of the Company under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Charter or Company Bylaws, (ii) any material bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other binding contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written (each, including all amendments thereto, a “Contract”) to which the Company is a party or by which the Company or any of its properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.5(b)), any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement (“Law”) applicable to the Company or by which the Company or any of its properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body (each, a “Governmental Entity”) is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger and the other Contemplated Transactions or compliance with the provisions hereof, except for (i) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the Contemplated Transactions, (ii) such other filings and reports as may be required pursuant to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) the filing of the Articles of Merger with the Wyoming Secretary of State as required by the WBCA, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 4.6 Financial Statements.

(a) The Company maintains books of accounts and financial records on a tax basis sufficient to prepare and deliver a balance sheet of the Company as at January 1, 2026 and September 30, 2026, and related statements of operations and loss, and shareholders’ deficit and cash flows, together with all related notes and schedules thereto.

(b) The books of account and financial records of the Company and its Subsidiaries are in all material respects maintained in accordance with sound accounting practice.

(c) Since the Look-Back Date, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

Section 4.7 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP (or, if applicable, on a tax basis), except for (a) liabilities as of the date of this Agreement that are not in the aggregate in excess of $50,000 and (b) liabilities incurred after the date of this Agreement in the Ordinary Course (none of which is a liability for a breach or default under any contract, breach of warranty, tort, infringement, misappropriation or violation of law) or that are not individually or in the aggregate material to the Company.

Section 4.8 Information Supplied. The information supplied by the Company for inclusion in the Information Statement (or the S-4 Registration Statement, as applicable) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading.

Section 4.9 Absence of Certain Changes or Events. Except as set forth in Section 4.9 of the Company Disclosure Letter, since January 1, 2026: (i) except in connection with the execution of this Agreement and the consummation of the Contemplated Transactions, the Company and its Subsidiaries have conducted their business only in the Ordinary Course; (ii) there has not been any change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; and (iii) neither the Company nor any of its Subsidiaries has:

(a) (i) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, (ii) purchased, redeemed or otherwise acquired shares of capital stock or other equity interests of the Company or any of its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests, or (iii) split, combined, reclassified or otherwise amended the terms of any of its capital stock or other equity interests or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(b) amended or otherwise changed, or authorized or proposed to amend or otherwise change, its certificate of incorporation or bylaws (or similar organizational documents);

(c) adopted or entered into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or reorganization; or

(d) changed its financial or Tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalued any of its material assets.

Section 4.10 Litigation. There is no action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding (each, an “Action”) (or basis therefor) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, its properties or assets, or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such, other than any Action that (a) does not involve an amount in controversy in excess of $100,000 and (b) does not seek injunctive or other non-monetary relief. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity. There is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other Contemplated Transactions.

Section 4.11 Compliance with Laws. The Company and each of its Subsidiaries are and have been in compliance in all material respects with all Laws applicable to their businesses, operations, properties or assets. Neither the Company nor any of its Subsidiaries has received, since the Look-Back Date, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties or assets. The Company and each of its Subsidiaries have in effect all material permits, licenses, variances, exemptions, applications, approvals, clearances, authorizations, registrations, formulary listings, consents, operating certificates, franchises, orders and approvals (collectively, “Permits”) of all Governmental Entities necessary for them to own, lease or operate its properties and assets and to carry on its businesses and operations as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit that would or would reasonably be expected to have a Material Adverse Effect, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the Contemplated Transactions.

Section 4.12 Benefit Plans.

(a) Section 4.12(a) of the Company Disclosure Letter contains a true, correct, and complete list of each material Company Plan. With respect to each material Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy of, to the extent applicable: (i) all documents embodying or governing such Company Plan (or, if such Company Plan is not in written form, a written summary of all of the material terms thereof) and any related trust agreement or other funding instrument, (ii) the most recent determination, opinion or advisory letter of the Internal Revenue Service (the “IRS”), (iii) any summary plan description, summary of material modifications, and other similar material written communications (or a written description of any material oral communications) to the employees of the Company or its Subsidiaries concerning the extent of the benefits provided under a Company Plan, (iv) all non-routine correspondence to and from any Governmental Entity, and (v) for the three most recent years and as applicable (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) nondiscrimination testing results and (D) actuarial valuation reports.

(b) None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has ever sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to: (i) any Multiemployer Plan, (ii) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (iii) any “multiple employer plan” as defined in Section 413 of the Code or Section 210 of ERISA, (iv) any “funded welfare benefit plan” within the meaning of Section 419 of the Code or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).

(c) With respect to the Company Plans:

(i) each Company Plan is and has been established, documented, maintained, operated, administered and funded in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code and all other applicable Laws;

(ii) no Company Plan is, or within the past six years has been, the subject of an application or filing under an amnesty, voluntary compliance, or similar program sponsored by a Governmental Entity, or been the subject of any self-correction under any such program;

(iii) each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and, to the knowledge of the Company, nothing has occurred or failed to occur since the date of such letter that would reasonably be expected to cause the loss of the sponsor’s ability to rely upon such letter, and, to the knowledge of the Company, nothing has occurred or failed to occur that has resulted (or would reasonably be expected to result) in the loss of the qualified status of such Company Plan;

(iv) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits);

(v) none of the Company Plans provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by Section 601, et seq. of ERISA and Section 4980B(b) of the Code or other applicable similar law regarding health care coverage continuation (collectively “COBRA”), and none of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has any liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any employee or former employee of the Company or any of its Subsidiaries (either individually or to Company or Subsidiary employees as a group) or any other individual that such employee(s) or other individual(s) would be provided with post-termination or retiree welfare benefits, except to the extent required by statute;

(vi) all payments and/or contributions required to have been made with respect to all Company Plans have been timely made or, if not yet due, have been accrued in accordance with the terms of the applicable Company Plan and applicable law;

(vii) no Company Plan is subject to the Laws of any jurisdiction outside of the United States; and

(viii) none of the execution and delivery of this Agreement, the Company Shareholder Approval, or the consummation of the Merger will, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director, independent contractor, consultant or other service provider of the Company or any of its Subsidiaries to any payment or benefit, including, without limitation, a transaction bonus, severance pay, unemployment compensation or any similar termination payment, or (B) accelerate the time of payment, funding or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or consultant.

(d) To the knowledge of the Company, neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan (including any Company Plan) that would reasonably be expected to result, separately or in the aggregate, in connection with the Contemplated Transactions (either alone or in combination with any other events), in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. There is no agreement, plan or other arrangement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is otherwise bound to compensate any person in respect of Taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

(e) Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law) complies in both form and operation in all material respects with the requirements of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law) and all applicable IRS guidance issued with respect thereto (and has so complied for the entire period during which Section 409A of the Code has applied to such Company Plan) so that no amount paid or payable pursuant to any such Company Plan is subject to any additional Tax or interest under Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law).

(f) No Company Plan provides medical, health or long-term disability benefits that are not fully insured through an insurance contract, other than health care expense payment or reimbursement pursuant to a health care flexible spending account plan.

Section 4.13 Labor and Employment Matters.

(a) The Company and its Subsidiaries are and since the Look-Back Date, have been in compliance in all material respects with all applicable Laws relating to labor or employment matters, including those relating to employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation, the collection and payment of withholding and/or payroll Taxes and similar Taxes, unemployment compensation, equal employment opportunity, discrimination, harassment, employee and contractor classification, restrictive covenants, pay equity, information privacy and security, and continuation coverage with respect to group health plans. Since the Look-Back Date, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of the Company, threatened, any labor dispute, work stoppage, labor strike or lockout against the Company or any of its Subsidiaries by employees.

(b) No employee of the Company or any of its Subsidiaries, or since the Look-Back Date, has been, is covered by an effective or pending collective bargaining agreement or similar labor agreement. To the knowledge of the Company, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of the Company or any of its Subsidiaries. There are no, and since the Look-Back Date there has not been any: (i) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of the Company no such representations, claims or petitions are threatened, (ii) representations, claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(c) To the knowledge of the Company, no current officer of the Company or any of its Subsidiaries intends, or is expected, to terminate such individual’s employment relationship with such entity in connection with or as a result of the Contemplated Transactions.

(d) Since the Look-Back Date, (i) neither the Company nor any of its Subsidiaries has effectuated a “plant closing” (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with the Company or any of its Subsidiaries affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither the Company nor any of its Subsidiaries has engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law. The Company and its Subsidiaries properly classify and since the Look-Back Date have properly classified its and their (i) employees as exempt or non-exempt in accordance with applicable overtime laws, (ii) contingent workers in accordance with applicable law and (iii) workers as employees or non-employees (e.g., consultants, independent contractors), in accordance with applicable law.

(e) Except as set forth on Section 4.13(e) of the Company Disclosure Letter, with respect to any current or former employee, officer, consultant or other service provider of the Company, there have not been Actions against or involving the Company or any of its Subsidiaries pending, or to the knowledge of the Company, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of the Company, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification, contractor classification, wages, hours, and benefits, or any other employment related matter arising under applicable Laws, except where such action would not, individually or in the aggregate, result in the Company incurring a material liability.

(f) Except with respect to any Company Plan (which subject is addressed in Section 4.12 above), the execution of this Agreement and the consummation of the transactions set forth in or contemplated by this Agreement will not result in any breach or violation of, or cause any payment to be made under, any applicable Laws respecting labor and employment or any collective bargaining agreement to which the Company or any of its Subsidiaries is a party.

(g) Since the Look-Back Date, (i) no allegations of harassment or discrimination (with respect to any category protected by applicable law, including, without limitation, sexual harassment), retaliation on the basis of protected activity (including as a whistleblower) or protected class status in accordance with applicable law, or other misconduct relating to the workplace have been made, initiated, filed or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective current or former directors, officers or senior level management employees, (ii) to the knowledge of the Company, no incidents of any such workplace-related harassment, discrimination, retaliation or other misconduct have occurred, and (iii) the Company has not entered into any settlement agreement related to allegations of such harassment, discrimination, retaliation or other workplace-related misconduct by any of their directors, officers or employees described in clause (i) hereof or any independent contractor.

(h) No employee or other worker of the Company is subject to any service relationship that is not “at-will” or that is terminable on more than 30 days’ notice.

Section 4.14 Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries have conducted their respective businesses in compliance with all, and have not violated any, applicable Environmental Laws; (ii) the Company and its Subsidiaries have obtained all Permits of all Governmental Entities and any other Person that are required under any Environmental Law; (iii) there has been no release of any Hazardous Substance by the Company or any of its Subsidiaries or any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of the Company or any of its Subsidiaries under applicable Environmental Laws; (iv) the Company and its Subsidiaries have not received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law; (v) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by the Company or any of its Subsidiaries or as a result of any operations or activities of the Company or any of its Subsidiaries at any location and, to the knowledge of the Company, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to the Company or any of its Subsidiaries under any Environmental Law; and (vi) neither the Company nor any of its Subsidiaries nor any of their respective properties or facilities are subject to, or are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(a) As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface and subsurface soils and strata, wetlands, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

(b) As used herein, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including but not limited to petroleum.

Section 4.15 Taxes.

(a) The Company and its Subsidiaries have (i) timely filed all income and other material Tax Returns required to be filed by or on behalf of it (taking into account any applicable extensions thereof) and all such Tax Returns are true, accurate and complete in all material respects; and (ii) timely paid in full (or caused to be timely paid in full) all material Taxes that are required to be paid by or with respect to it, whether or not such Taxes were shown as due on such Tax Returns.

(b) All material amounts of Taxes not yet due and payable by the Company have been properly accrued or adequate cash has been reserved or will be available for their timely payment by the Company. Neither the Company nor any of its Subsidiaries has incurred, individually or in the aggregate, any material liability for Taxes outside the Ordinary Course that have not been paid.

(c) Neither the Company nor any of its Subsidiaries has executed, or requested, any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any amount of Tax, in each case that has not since expired.

(d) No material audits or other investigations, proceedings, claims, assessments or examinations by any Governmental Entity (each, a “Tax Action”) with respect to Taxes or any Tax Return of the Company or any of its Subsidiaries are presently in progress or have been asserted, threatened or proposed in writing. No deficiencies, assessments, claims or proposed adjustments for a material amount of Taxes have been claimed, proposed, assessed or asserted against the Company or any of its Subsidiaries by a Governmental Entity, other than any such claim, proposal, assessment or assertion that has been fully satisfied by payment, settled or withdrawn. No claim has been made in writing by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not currently file a Tax Return of a certain type or pay Taxes of a certain type that the Company or such Subsidiary is or may be subject to taxation by, or required to file a Tax Return in, such jurisdiction of such type, which such claim has not been fully resolved.

(e) The Company and its Subsidiaries have (i) timely withheld all material amounts of Taxes required to have been withheld from payments made (or deemed made) to its employees, independent contractors, creditors, shareholders and other third parties, (ii) collected all material amounts of sales, use, value added, goods and services and similar Taxes required to be collected and has properly received and retained any appropriate Tax exemption certificates and other documentation for all sales or services made without charging or remitting sales or similar Taxes that qualify such sales or services as exempt from sales and similar Taxes and (iii) to the extent required, such amounts of Taxes have been timely paid or remitted to the relevant Governmental Entity.

(f) Neither the Company nor any of its Subsidiaries has been a party to, participated or engaged in, a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any other transaction requiring disclosure under corresponding or similar provision under any state, local or non-U.S. Tax Law).

(g) Neither the Company nor any of its Subsidiaries (i) is a party to or bound by, or has any liability pursuant to, any Tax sharing, allocation, indemnification or similar agreement or obligation, other than any such agreement or obligation which is a customary commercial agreement obligation entered into in the Ordinary Course with vendors, lessors, lenders or the like the primary purpose of which is unrelated to Taxes (each, an “Ordinary Course Agreement”); (ii) is or has been a member of a group (other than a group the common parent of which is the Company) filing a consolidated, combined, affiliated, unitary or similar Tax Return; (iii) has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) as a transferee or successor, by Contract (other than an Ordinary Course Agreement) or otherwise by operation of Law; or (iv) is or has been treated as a resident for any Tax purpose, or as subject to Tax by virtue of having a permanent establishment, an office or fixed place of business, in any country other than the country in which it was or is organized.

(h) No private letter rulings, technical advice memoranda, or similar written agreements or rulings have been requested, entered into or issued by any Governmental Entity with respect to the Company or any of its Subsidiaries, which rulings or agreements remain in effect.

(i) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in, or use of improper, method of accounting requested or initiated on or prior to the Closing Date, (ii) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of Law) executed on or prior to the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, other than in respect of such amounts received in the Ordinary Course or (v) to the knowledge of the Company, an intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(j) There are no Liens for Taxes upon any of the assets or properties of the Company or any of its Subsidiaries other than Liens described in clause (i) of the definition of Permitted Liens.

(k) Neither the Company nor any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person, in a transaction (or series of transactions) that was purported or intended to be governed in whole or in part by Sections 355, 356 or 361 of the Code (or any corresponding or similar provision of applicable state, local or non-U.S. Law).

(l) Neither the Company nor any of its Subsidiaries has been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) There are no outstanding shares of Company stock issued in connection with the performance of services (within the meaning of Section 83 of the Code) that immediately prior to the Effective Time are subject to a substantial risk of forfeiture (as such terms are defined in Section 83 of the Code) for which a valid election under Section 83(b) of the Code has not been made.

(n) Since January 1, 2026, neither Company nor any of its Subsidiaries has (i) made, changed or rescinded any income or other material Tax election, (ii) changed any annual accounting period, (iii) changed any method of accounting with respect to income or other material Taxes, (iv) settled or compromised any claim, notice, audit, assessment, proceeding or other action with respect to any income or other material Taxes, (v) entered into any closing agreement with respect to income or other material Taxes, (vi) prepared any income or other material Tax Returns in a manner which is inconsistent with the past practices of the Company, (vii) filed an amendment to any Income Tax Return or other material Tax Return, (viii) surrendered any right to a claim for refund of income or other material Taxes (other than by the expiration of the statute of limitations with respect to refunds of Taxes for which no claims have been filed) or (ix) initiated any voluntary disclosure or similar process with any Governmental Entity with respect to income or other material Taxes.

(o) Neither the Company nor any of its Subsidiaries has taken, or failed or agreed to take, any action, and, to the knowledge of the Company, there is no fact or circumstance, that, in each case, could reasonably be expected to prevent the Merger from qualifying for the applicable Intended Tax Treatment.

For purposes of this Section 4.15, where the context permits, each reference to the Company or its Subsidiary shall include a reference to any person for whose Taxes the Company is liable under applicable Law.

Section 4.16 Contracts.

(a) Except for Company Plans and Contracts related thereto, Section 4.16(a) of the Company Disclosure Letter lists the following Contracts, in effect as of the date of this Agreement, which involve payment or receipt by the Company in excess of $250,000 in the aggregate, which for the purposes of this Agreement shall be considered “Material Contracts”:

(i) each Contract relating to any agreement for indemnification or guaranty not entered into in the Ordinary Course;

(ii) each Contract containing (A) any covenant prohibiting the Company or the Surviving Corporation from engaging in any line of business or competing with any Person, or limiting the development, manufacture or distribution of the Surviving Corporation’s products or services, (B) any most-favored pricing arrangement, (C) any exclusivity provision in favor of a third party, or (D) any non-solicitation provision applicable to the Company, in the case of the foregoing clause (D), which are material to the Company, taken as a whole;

(iii) each Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $250,000 pursuant to its express terms and not cancelable without penalty;

(iv) each Contract relating to the disposition or acquisition of material assets or any ownership interest in any Person;

(v) each Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Liens with respect to any assets of the Company or any loans or debt obligations with officers or directors of the Company;

(vi) each Contract relating to any Contract involving a dealer, distributor, joint marketing, alliance, joint venture, cooperation, research and/or development (including pre-clinical and clinical research and/or development), material transfer, services (including technical writing and consulting), manufacturing, supply, distribution or other agreement relating to the research, development, testing, labeling, manufacturing, marketing, commercialization, or distribution of any product, technology or service;

(vii) each Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Contemplated Transactions;

(viii) each Contract relating to leases of real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company;

(ix) any Contract to which the Company is party or by which any of its assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, the Company in excess of $250,000;

(x) each Contract between the Company and (i) any Governmental Entity or (ii) any prime contractor or higher-tier subcontractor (at any tier) of any Governmental Entity;

(xi) any Contract: (A) which contains any assignment of, or any covenant not to assert or enforce, any Company Owned IP material to the business of the Company and any of its Subsidiaries; (B) under which a third Person develops or creates any Intellectual Property for the benefit of the Company or any of its Subsidiaries; (C) pursuant to which the Company or any of its Subsidiaries is granted any license or other right in, to, or under any Intellectual Property or IT Assets of a third Person, in each case, that are material to the conduct of the Company’s or any of its Subsidiary’s business; (D) pursuant to which the Company or any of its Subsidiaries grants to a third party any license or other right in, to, or under any Company Owned IP (including any settlement, coexistence, or covenant not to sue or other agreement that restricts the Company’s or any of its Subsidiaries’ enforcement, use, or other exploitation, of any Company Owned IP), including for the purposes of researching, developing, manufacturing or commercializing any product, service or technology of the Company, that is (1) exclusive or (2) otherwise material to the business of the Company or any of its Subsidiaries; provided, however, that none of the following shall be deemed to be Material Contracts: (w) non-exclusive licenses of Company Owned IP granted to suppliers, customers or end users in the Ordinary Course; (x) licenses of Open Source Software entered in the Ordinary Course; (y) Off-the-Shelf Software Licenses; and (z) invention-assignment and confidentiality agreements with employees and contractors on standard forms without material deviations or exceptions; and

(xii) any other Contract not terminable at will (with no penalty or payment) by the Company, that is material to the business of the Company.

(b) (i) Each Material Contract is valid and binding on the Company, and to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms; (ii) the Company, and, to the knowledge of the Company, each other party thereto, has performed all material obligations required to be performed by it under each Material Contract; and (iii) there is no material default under any Material Contract by the Company or, to the knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of the Company or, to the knowledge of the Company, any other party thereto under any such Material Contract, nor has the Company received any notice of any such material default, event or condition. The Company has made available to Parent true, correct, and complete copies of all Material Contracts, including all amendments thereto. Except as set forth in Section 4.16(b) of the Company Disclosure Letter, there are no Material Contracts that are not in written form.

Section 4.17 Insurance. Each of the Company is covered by valid and currently effective insurance policies issued in favor of the Company or its Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which the Company and its Subsidiaries operate. Section 4.17 of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct, and complete list of all material insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the Contemplated Transactions.

Section 4.18 Properties.

(a) The Company or one of its Subsidiaries has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its real properties and tangible assets that are necessary for the Company and its Subsidiaries to conduct their respective businesses as currently conducted, free and clear of all Liens other than Permitted Liens. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the tangible personal property currently used in the operation of the business of the Company is in good working order (reasonable wear and tear excepted).

(b) Each of the Company and its Subsidiaries has complied with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(c) Section 4.18(c) of the Company Disclosure Letter sets forth a true, correct, and complete list of (i) all real property owned by the Company or any of its Subsidiaries and (ii) all real property leased for the benefit of the Company or any of its Subsidiaries.

(d) This Section 4.18 does not relate to intellectual property, which is the subject of Section 4.19.

Section 4.19 Intellectual Property.

(a) Section 4.19(a) of the Company Disclosure Letter sets forth a complete and accurate list of all: (i) registered or issued Intellectual Property and applications for registration of Intellectual Property by the Company or any of its Subsidiaries (“Company Registered IP”), and (ii) material unregistered Trademarks and material Company Software, in each of (i) and (ii), that is owned or purported to be owned by the Company or any of its Subsidiaries.

(b) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, all necessary registration, maintenance and renewal fees due in connection with the enforcement and prosecution of Company Registered IP have been timely paid.

(c) All of the Company Registered IP is subsisting and, solely in the case of any Company Registered IP that is registered or issued and to the knowledge of the Company, valid and enforceable.

(d) Other than ordinary course ex parte prosecution proceedings (e.g., office actions), no Company Registered IP is involved in any interference, reissue, derivation, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Company, no such action is threatened with respect to any of the Company Registered IP.

(e) The Company or one of its Subsidiaries owns, free and clear of any and all Liens (other than Permitted Liens), all rights, title and interest in and to all Company Owned IP, and has valid and enforceable rights to use all other material Intellectual Property used by the Company or its Subsidiaries in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted (“Company Licensed IP”).

(f) To the knowledge of the Company, the Company Owned IP and the Company Licensed IP constitute all Intellectual Property necessary for the Company to conduct its business as currently conducted; provided, however, that the foregoing representation is not a representation with respect to non-infringement of Intellectual Property.

(g) The Company and its Subsidiaries have taken commercially reasonable measures to maintain the confidentiality of material Trade Secrets of the Company and its Subsidiaries, and, to the knowledge of the Company, no such material Trade Secret has been disclosed (or authorized to be disclosed) to any Person other than pursuant to a written confidentiality agreement or other binding obligation to maintain the confidentiality thereof.

(h) The Company and its Subsidiaries have executed valid and enforceable written agreements with all past and present employees, consultants and independent contractors who have contributed to the creation or development of any material Company Owned IP pursuant to which such Persons, respectively, (i) agreed to hold all Trade Secrets of the Company in confidence both during and after their employment or retention, as applicable, and all other confidential information of the Company in confidence for so long as such information remains a Trade Secret under applicable Laws, and (ii) have assigned or have agreed to assign to the Company and/or its Subsidiaries all of such Person’s rights, title and interest in and to all Intellectual Property created, conceived, or developed for the Company and/or its Subsidiaries in the course of their employment or retention thereby (or all such rights, title and interest have vested or will vest in the Company or one of its Subsidiaries by operation of Law). To the knowledge of the Company, no party thereto is in material default or breach of such agreement.

(i) To the knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries has not infringed, misappropriated, diluted or otherwise violated, and does not infringe, misappropriate, dilute or otherwise violate, any Intellectual Property of any Person, and since January 1, 2024, no such Actions are pending, or to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries (including offers to license or cease and desist letters) either (i) alleging any such infringement, misappropriation, or dilution or (ii) challenging the ownership, validity or enforceability of any material Company Owned IP. To the knowledge of the Company, the Company is not subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity with respect to any Company Owned IP.

(j) To the knowledge of the Company, (i) no Person is infringing, misappropriating, diluting or violating in any material respect any Company Owned IP, and (ii) no such Actions are pending, or to the knowledge of the Company, threatened in writing by the Company or any of its Subsidiaries.

(k) The Company and each of its Subsidiaries owns, or has a valid right to access and use, all IT Assets owned, leased, or licensed, or otherwise used or held for use by the Company and each applicable Subsidiary (the “Company IT Assets”). The Company IT Assets operate and perform in all material respects as required by the Company and its Subsidiaries and are reasonably sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted. The Company and its Subsidiaries have implemented commercially reasonable steps to protect the confidentiality, integrity, availability and security of the Company IT Assets and the information and transactions stored or contained therein or transmitted thereby. During the past three (3) years, there has been no material unauthorized or improper use, loss, access, transmittal, modification or corruption of any such information or data, and there have been no material failures, crashes, viruses, security breaches (including any unauthorized access to any personally identifiable information), affecting the Company IT Assets. To the knowledge of the Company, the Company IT Assets do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” worms, viruses, spyware, or other malicious code designed to adversely impact the functionality of or permit unauthorized access or to disable or otherwise harm any Company IT Assets.

(l) The Company and each of its Subsidiaries: (i) since the Look-Back Date, has materially complied with all applicable Laws applicable to the development, deployment and use by the Company or any of its Subsidiaries of any proprietary AI Technology; (ii) since the Look-Back Date, has not received written notice of, and there is not pending or, to the knowledge of the Company, threatened in writing, any (A) Actions alleging that training data used by the Company or any of its Subsidiaries in the development, training, improvement or testing of any proprietary AI Technology was collected, falsified, or manipulated in violation of applicable Law, (B) to the knowledge of the Company, written report or finding of any Governmental Entity or independent auditor engaged by the Company that makes any such allegation in (A), or (C) written request from any Governmental Entity concerning any proprietary AI Technology, in each case, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect; and (iii) has not (A) used any generative AI to generate, create or develop any material Company Owned IP in a manner that would reasonably be expected to materially impair the ownership or enforceability by the Company of such Company Owned IP, or (B) to the knowledge of the Company, included any material Trade Secrets or proprietary source code in the Company Owned IP in any prompts or inputs into any third-party generative AI, except where the provider of such generative AI tool is contractually obligated to keep such inputs confidential and not use such inputs to train or improve such generative AI tools. Section 4.19(l) of the Company Disclosure Letter sets forth a true, correct, and complete list as of the date of this Agreement of each third party dataset licensed to the Company or any of its Subsidiaries under a written contract and used to train, teach, or improve any proprietary AI Technology that is material to (y) the development of any material Company Owned IP, or (z) the ongoing operation or improvement of any material Company Owned IP (“Third-Party Datasets”). To the knowledge of the Company, the Company and each of its Subsidiaries has complied in all material respects with the license terms applicable to such Third-Party Datasets and has paid all amounts due and payable thereunder.

(m) Except as, individually or in the aggregate, has not and would not reasonably be expected to have a Material Adverse Effect, (i) during the past three (3) years, the Company and its Subsidiaries have complied in all material respects with all applicable Laws, published privacy policies, and contractual obligations, in each case relating to cybersecurity, privacy, data protection, and the collection, retention, protection, and use of information that alone or in combination with other information can be used to identify an individual (“Personal Information”) collected, used, or held for use by the Company or any of its Subsidiaries (collectively, “Privacy Obligations”), (ii) during the past three (3) years, no claims have been asserted or threatened in writing against the Company or any of its Subsidiaries alleging a violation of any Privacy Obligations, nor has the Company or any of its Subsidiaries notified in writing, or to the knowledge of the Company been required by Privacy Obligations to notify in writing, any Person or entity of any Person’s privacy or Personal Information or information security-related incident; and (iii) neither this Agreement nor the consummation of the Contemplated Transactions will breach or otherwise violate in any material respect any Privacy Obligations.

(n) The Company and its Subsidiaries have implemented commercially reasonable policies and steps to protect the Personal Information collected, used or held for use by the Company or any of its Subsidiaries against loss and unauthorized access, use, modification or disclosure, or other misuse.

(o) Except as set forth on Section 4.19(o) of the Company Disclosure Letter, no government funding, facilities or resources of a university, college, other educational institution or research center was used in the development of Company Owned IP, and no Governmental Entity, university, college, other educational institution or research center has, to the knowledge of the Company, any claim or right in or to such Intellectual Property.

(p) No current or former officers, employees, agents, consultants, or independent contractors of the Company or any of its Subsidiaries has claimed or asserted in writing any ownership interest in or to any Company Owned IP.

(q) Except as, individually or in the aggregate, has not and would not reasonably be expected to have a Material Adverse Effect, and to the knowledge of the Company, no Open Source Software is or has been included, incorporated or embedded in any Company Software in a manner that, as a condition of or in connection with any use, modification, reproduction, or distribution of such Open Source Software, requires the Company or any of its Subsidiaries to: (i) disclose, make available, distribute, license, offer, deliver, or otherwise make available to any Person (including the open source community) any source code of such Company Software (or material Company Owned IP); or (ii) license or otherwise grant rights to any Person in any such Company Software (or material Company Owned IP) for making modifications thereto or derivative works thereof; (each of (i) – (ii), a “Copyleft Action”). No Person other than the Company or any of its Subsidiaries (and their respective employees and contractors) has a valid right to access or possess (including pursuant to escrow), a copy in any form of any source code for any material Company Software and such source code has been maintained as confidential. The Company and each of its Subsidiaries is in compliance in all material respects with the terms and conditions of all applicable licenses for all Open Source Software used in its respective business, including notice and attribution obligations.

Section 4.20 No TID U.S. Business(a). The Company is not a TID U.S. business as defined at 31 C.F.R. § 800.248.

Section 4.21 State Takeover Statutes. As of the date hereof and at all times on or prior to the Effective Time, the Company Board has taken all actions so that the restrictions applicable to business combinations contained in Title 17, Chapter 18, Section 104 of the WBCA are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the Merger and the other Contemplated Transactions and will not restrict, impair or delay the ability of Parent or Merger Sub, after the Effective Time, to vote or otherwise exercise all rights as a shareholder of the Company. No other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) or any similar anti-takeover provision in the Company Charter or Company Bylaws is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other Contemplated Transactions.

Section 4.22 No Rights Plan. There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 4.23 Related Party Transactions. Except as set forth on Section 4.23 of the Company Disclosure Letter, since the Look-Back Date through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and the Affiliates of the Company or any of its Subsidiaries, on the other hand that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (assuming the Company and its Subsidiaries were subject to the requirements of the Exchange Act).

Section 4.24 Certain Payments. For the five (5) years immediately preceding the date hereof, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of their respective directors, executives, representatives, agents or employees (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 4.25 Trade Control Laws. Since the Look-Back Date, the Company and its Subsidiaries have been in material compliance with all applicable import, export control, and economic and trade sanctions laws, regulations, statutes, and orders, including the Export Administration Regulations, the International Traffic in Arms Regulations, and the regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (the “Trade Laws”) and have obtained, or are otherwise qualified to rely upon, all material import and export licenses, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations or other authorizations from, and made any filings with, any governmental authority required for (i) the import, export, and reexport of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals (the “Trade Approvals”). There are no pending or threatened claims against the Company or its Subsidiaries, nor any actions, conditions, facts, or circumstances that would reasonably be expected to give rise to any material future claims with respect to the Trade Laws or Trade Approvals.

Section 4.26 Brokers. No broker, investment banker, financial advisor or other Person, the fees and expenses of which will be paid by the Company or any of its Subsidiaries, or following the Effective Time, Parent is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company, any of its Subsidiaries or any of its Affiliates.

Section 4.27 No Other Representations and Warranties. Except for the representations and warranties contained in Article V, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of Parent, its Subsidiaries or any other Person on behalf of Parent or Merger Sub makes any representation or warranty with respect to any projections or forecasts delivered or made available to the Company or any of its Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent (including any such projections or forecasts made available to the Company and Representatives in certain “data rooms” or management presentations in expectation of the Contemplated Transactions), and the Company has not relied on any such information or any representation or warranty not set forth in Article V. Nothing in this Agreement will waive any claim based on fraud.

Article V

Representations and Warranties of Parent and Merger Sub

Except (a) as disclosed in the Parent SEC Documents at least three Business Days prior to the date of this Agreement and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the corresponding section or subsection of the disclosure letter delivered by Parent to the Company (the “Parent Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), each of Parent and Merger Sub represent and warrant to the Company as follows:

Section 5.1 Organization, Standing and Power.

(a) Each of Parent and Merger Sub is a corporation duly organized or other entity duly formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of Parent and Merger Sub (x) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (y) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (y), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition, or results of operations of Parent and its Subsidiaries, taken as a whole, or (B) materially impairs the ability of Parent or Merger Sub to consummate the Merger or any of the other Contemplated Transactions; provided, however, that in the case of clause (A) only, Parent Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes or conditions generally affecting the industries in which Parent and its Subsidiaries operate, or the economy or the financial, debt, banking, capital, credit or securities markets, in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, (2) the outbreak or escalation of war or acts of terrorism or any natural disasters, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Entity in response thereto, (3) changes in Law or GAAP, or the interpretation or enforcement thereof, (4) the public announcement or pendency of this Agreement, or (5) any specific action taken (or omitted to be taken) by Parent at or with the express written consent of the Company; provided, that, with respect to clauses (1), (2) and (3), the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to Parent and its Subsidiaries, as compared to other participants in the industries in which Parent and its Subsidiaries operate.

(b) Parent has previously made available to the Company true, correct, and complete copies of the Articles of Organization and bylaws of each of Parent, each of its Subsidiaries, and Merger Sub, in each case, as amended to the date of this Agreement, and each as so delivered is in full force and effect. None of Parent, its Subsidiaries, or Merger Sub is in violation of any provision of its respective certificate of incorporation or bylaws or equivalent governing documents.

Section 5.2 Capital Stock.

(a) The authorized Parent Capital Stock consists of 30,000,000 shares of Parent Class A Common Stock, 1,000,000 shares of Parent’s class B common stock, par value $0.0001 (the “Parent Class B Common Stock”) and 1,000,000 shares of Parent’s preferred stock, par value $0.001 (the “Parent Preferred Stock”). As of the close of business on November 9, 2026 (the “Measurement Date”), (i) 11,734,135 shares of Parent Class A Common Stock (excluding treasury shares) and 57,752 shares of Parent Class B Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable (which term means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares) and were free of preemptive rights, (ii) no shares of Parent Class A Common Stock or Parent Class B Common Stock were held in treasury, (iii) an aggregate of 2,150,838 shares of Parent Class A Common Stock were subject to the exercise of outstanding Parent Options, (iv) an aggregate of 4,999,933 shares of Parent Class A Common Stock subject to the exercise of outstanding Parent Warrants, (v) no shares of Parent Class A Common Stock were subject to outstanding Parent Restricted Stock Unit Awards, and (vi) no shares of Parent Preferred Stock were issued and outstanding or held in treasury. Except as set forth above in this Section 5.2 (a), Parent does not have any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of Parent or any of its Subsidiaries on any matter. Except as set forth above in this Section 5.2 (a) and except for changes since the close of business on the Measurement Date resulting from the exercise of any options as described above, as of the Measurement Date, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Parent or any of its Subsidiaries, (B) securities of Parent or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of Parent or any of its Subsidiaries or other voting securities or equity interests of Parent or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Parent or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any shares of capital stock of Parent or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Parent or any of its Subsidiaries or rights or interests described in the preceding clause (C), or (E) obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no shareholder agreements, voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party or of which Parent has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of Parent or any of its Subsidiaries.

(b) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0 per share, of which 100 shares are issued and outstanding, all of which shares are beneficially owned by Parent.

Section 5.3 Subsidiaries. Section 5.3 of the Parent Disclosure Letter sets forth a true, correct, and complete list of each Subsidiary of Parent, including its jurisdiction of incorporation or formation. Each of Parent’s Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operations of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned directly by Parent, free and clear of all Liens. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Parent does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person. Merger Sub was formed solely for the purpose of engaging in the Merger and the other Contemplated Transactions and has engaged in no business other than in connection with the Contemplated Transactions.

Section 5.4 Authority.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other Contemplated Transactions, including the issuance of the shares of Parent Class A Common Stock to the holders of Company Common Shares as Merger Consideration (the “Parent Class A Common Stock Issuance”). The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the Merger and the other Contemplated Transactions, subject to (i) obtaining the approval of the Parent Shareholder Proposals by the affirmative vote of at least a majority of the holders of Parent Class A Common Stock and Parent Class B Common Stock, voting together as a single class (collectively, the “Parent Shareholder Approval”) and (ii) the approval of this Agreement by Parent as the sole shareholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Parent Board, at a meeting duly called and held at which all directors of Parent were present, duly adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other Contemplated Transactions are fair to, advisable and in the best interests of Parent and its shareholders, (ii) approving and declaring advisable this Agreement and the Contemplated Transactions, including the Merger, the issuance of shares of Parent Class A Common Stock to the shareholders of the Company pursuant to the terms of this Agreement, and the Reverse Stock Split, (iii) determining to recommend, upon the terms and subject to the conditions set forth in this Agreement, to the shareholders of Parent to vote to approve the Parent Shareholder Proposals, and (iv) determining to approve and recommend the Parent Shareholder Proposals to the shareholders of Parent as promptly as practicable. The board of directors of Merger Sub (by unanimous written consent) has: (x) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole shareholder, (y) deemed advisable and approved this Agreement and the Contemplated Transactions and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholder of Merger Sub vote to adopt this Agreement and thereby the Contemplated Transactions.

(c) The Parent Shareholder Approval is the only vote of the holders of any class or series of the Parent Capital Stock or other securities required in connection with the consummation of the Merger and the other Contemplated Transactions (other than the Class B Conversion), including the Parent Class A Common Stock Issuance. Other than the Parent Shareholder Approval, no vote of the holders of any class or series of the Parent Capital Stock or other securities is required in connection with the consummation of any of the Contemplated Transactions to be consummated by Parent.

Section 5.5 No Conflict; Consents and Approvals.

(a) Except as set forth in Section 5.5(a) of the Parent Disclosure Letter, the execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Merger and the other Contemplated Transactions and compliance by each of Parent and Merger Sub with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent or Merger Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Articles of Organization or bylaws of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their respective properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 5.5(b), any Law or any rule or regulation of Nasdaq applicable to Parent or Merger Sub or by which Parent, Merger Sub or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Merger and the other Contemplated Transactions or compliance with the provisions hereof, except for (i) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Exchange Act, as may be required in connection with this Agreement and the Contemplated Transactions, (ii) the filing with the SEC of the Information Statement (or the S-4 Registration Statement, as applicable), (iii) such other filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (iv) the filing of the Articles of Merger with the Wyoming Secretary of State as required by the WBCA, (v) the filing of the Parent Charter Amendment, (vi) any filings required under the rules and regulations of Nasdaq and (vii) such consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.6 SEC Reports; Financial Statements.

(a) Parent has filed with or furnished to the SEC on a timely basis true, correct, and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Parent since January 1, 2026 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Parent SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents (i) have been prepared in a manner consistent with the books and records of Parent, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of Parent as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since January 1, 2026, Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of Parent have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c) Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to Parent required to be disclosed in Parent’s periodic and current reports under the Exchange Act, is made known to Parent’s principal executive officer and principal financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of Parent have evaluated the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, their conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d) Parent has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of Parent’s internal control over financial reporting prior to the date hereof, to Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Parent’s internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(e) Since the Look-Back Date, (i) neither Parent nor, to the knowledge of Parent, any of its directors, officers, employees, auditors, accountants or representatives has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or its internal accounting controls, including any material complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices and (ii) no attorney representing Parent, whether or not employed by Parent, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or officer of Parent.

(f) As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Parent SEC Documents. To the knowledge of Parent, none of the Parent SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(g) Parent is not a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or other Parent SEC Documents.

(h) Except as set forth in Section 5.6(h) of the Parent Disclosure Letter, Parent is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of Nasdaq, in each case, that are applicable to Parent.

Section 5.7 No Undisclosed Liabilities; Certain Liabilities(a)

(a) Neither Parent nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (i) to the extent adequately accrued or reserved against in the audited balance sheet of Parent as at June 30, 2026 included in the Quarterly Report on Form 10-Q filed by Parent with the SEC on August 14, 2026 (without giving effect to any amendment thereto filed on or after the date hereof, the “Latest Parent Balance Sheet”)), (ii) for liabilities incurred in the Ordinary Course (none of which is a liability for a breach or default under any contract, breach of warranty, tort, infringement, misappropriation or violation of law) since the Latest Parent Balance Sheet and (iii) liabilities that are not individually or in the aggregate material to Parent.

(b) Section 5.7(b) of the Parent Disclosure Letter sets forth a true, correct, and complete listing and amounts of Indebtedness of Parent and its Subsidiaries, which reflects all of the related party Indebtedness set forth in the Latest Parent Balance Sheet.

Section 5.8 Information Supplied; Information Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion in the Information Statement (or the S-4 Registration Statement, as applicable) (together with any amendments or supplements thereto) will contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading at the time such information is filed, submitted or made publicly available with the SEC; provided, however, that Parent makes no representations or warranties as to the information contained in or omitted from the Information Statement (or the S-4 Registration Statement, as applicable) in reliance upon and in conformity with information furnished to Parent by or on behalf of the Company specifically for inclusion in the Information Statement (or the S-4 Registration Statement, as applicable).

Section 5.9 Absence of Certain Changes or Events. Since December 31, 2025, (i) except in connection with the execution of this Agreement and the consummation of the Contemplated Transactions, Parent and its Subsidiaries have conducted their business only in the Ordinary Course; (ii) there has not been any change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect; and (iii) neither Parent nor any of its Subsidiaries has:

(a) (i) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, (ii) purchased, redeemed or otherwise acquired shares of capital stock or other equity interests of Parent or any of its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests, or (iii) split, combined, reclassified or otherwise amended the terms of any of its capital stock or other equity interests or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(b) amended or otherwise changed, or authorized or proposed to amend or otherwise change, its certificate of incorporation or bylaws (or similar organizational documents);

(c) adopted or entered into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or reorganization; or

(d) changed its financial or Tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalued any of its material assets.

Section 5.10 Litigation. There is no Action (or basis therefor) pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, any of its properties or assets, or any present or former officer, director or employee of Parent or any of its Subsidiaries in such individual’s capacity as such, other than any Action that (a) does not involve an amount in controversy in excess of $100,000 and (b) does not seek injunctive or other non-monetary relief. Neither Parent nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity. There is no Action pending or, to the knowledge of Parent, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other Contemplated Transactions.

Section 5.11 Compliance with Law(a). Parent and each of its Subsidiaries are and have been in compliance in all material respects with all Laws applicable to its businesses, operations, properties or assets. Neither Parent nor any of its Subsidiaries has received, since the Look-Back Date, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to its business, operations, properties or assets. Parent and each of its Subsidiaries have in effect all material Permits of all Governmental Entities necessary for it to own, lease or operate its properties and assets and to carry on its business and operations as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit that would or would reasonably be expected to have a Parent Material Adverse Effect, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the Contemplated Transactions.

Section 5.12 Benefit Plans.

(a) Section 5.12(a) of the Parent Disclosure Letter contains a true, correct, and complete list of each material Parent Plan.

(b) With respect to each material Parent Plan, Parent has furnished or made available to the Company a current, accurate and complete copy of, to the extent applicable: (i) all documents embodying or governing such Parent Plan (or, if such Parent Plan is not in written form, a written summary of all of the material terms thereof) and any related trust agreement or other funding instrument, (ii) the most recent determination, opinion or advisory letter of the IRS, (iii) any summary plan description, summary of material modifications, and other similar material written communications (or a written description of any material oral communications) to the employees of Parent or any of its Subsidiaries concerning the extent of the benefits provided under a Parent Plan, (iv) all non-routine correspondence to and from any Governmental Entity, and (v) for the three most recent years and as applicable (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) nondiscrimination testing results and (D) actuarial valuation reports.

(c) None of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates has ever sponsored, maintained, contributed to, or been required to contribute to or incurred any liability (contingent or otherwise) with respect to: (i) any Multiemployer Plan, (ii) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (iii) any “multiple employer plan” as defined in Section 413 of the Code or Section 210 of ERISA, (iv) any “funded welfare benefit plan” within the meaning of Section 419 of the Code or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).

(d) With respect to the Parent Plans:

(i) each Parent Plan is and has been established, documented, maintained, operated, administered and funded in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code and all other applicable Laws;

(ii) no Parent Plan is, or within the past six years has been, the subject of an application or filing under an amnesty, voluntary compliance, or similar program sponsored by a Governmental Entity, or been the subject of any self-correction under any such program;

(iii) each Parent Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and, to the knowledge of Parent, nothing has occurred or failed to occur since the date of such letter that would reasonably be expected to cause the loss of the sponsor’s ability to rely upon such letter, and, to the knowledge of Parent, nothing has occurred or failed to occur that has resulted (or would reasonably be expected to result) in the loss of the qualified status of such Parent Plan;

(iv) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the PBGC, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of Parent, threatened, relating to the Parent Plans, any fiduciaries thereof with respect to their duties to Parent Plans or the assets of any of the trusts under any of Parent Plans (other than routine claims for benefits);

(v) none of the Parent Plans provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA, and none of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates has any liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any employee or former employee of Parent or any of its Subsidiaries (either individually or to Parent or Subsidiary employees as a group) or any other individual that such employee(s) or other individual(s) would be provided with post-termination or retiree welfare benefits, except to the extent required by statute;

(vi) all payments and/or contributions required to have been made with respect to all Parent Plans have been timely made or, if not yet due, have been accrued in accordance with the terms of the applicable Parent Plan and applicable law;

(vii) no Parent Plan is subject to the Laws of any jurisdiction outside of the United States; and

(viii) none of the execution and delivery of this Agreement, the Parent Shareholder Approval, or the consummation of the Merger will, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director, independent contractor, consultant or other service provider of Parent or any of its Subsidiaries to any payment or benefit, including, without limitation, a transaction bonus, severance pay, unemployment compensation or any similar termination payment, or (B) accelerate the time of payment, funding or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or consultant.

(e) Neither Parent nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan (including any Parent Plan) that may reasonably be expected to result, separately or in the aggregate, in connection with the Contemplated Transactions (either alone or in combination with any other events), in the payment of any “parachute payments” within the meaning of Section 280G of the Code. There is no agreement, plan or other arrangement to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is otherwise bound to compensate any person in respect of Taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

(f) Each Parent Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law) complies in both form and operation in all material respects with the requirements of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law) and all applicable IRS guidance issued with respect thereto (and has so complied for the entire period during which Section 409A of the Code has applied to such Parent Plan) so that no amount paid or payable pursuant to any such Parent Plan is subject to any additional Tax or interest under Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law).

(g) No Parent Plan provides medical, health or long-term disability benefits that are not fully insured through an insurance contract, other than health care expense payment or reimbursement pursuant to a health care flexible spending account plan.

Section 5.13 Labor and Employment Matters.

(a) Parent and each of its Subsidiaries are and, since January 1, 2021, have been in compliance in all material respects with all applicable Laws relating to labor or employment matters, including those relating to employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation, the collection and payment of withholding and/or payroll Taxes and similar Taxes, unemployment compensation, equal employment opportunity, discrimination, harassment, employee and contractor classification, restrictive covenants, pay equity, information privacy and security, and continuation coverage with respect to group health plans. Since January 1, 2021, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of Parent, threatened, any labor dispute, work stoppage, labor strike or lockout against Parent or any of its Subsidiaries by employees.

(b) No employee of Parent or any of its Subsidiaries is, or since January 1, 2021 has been, covered by an effective or pending collective bargaining agreement or similar labor agreement. To the knowledge of Parent, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of Parent or any of its Subsidiaries. There are no and since January 1, 2021 there has not been any: (i) unfair labor practice charges or complaints against Parent or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of Parent no such representations, claims or petitions are threatened, (ii) representations, claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against Parent or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(c) To the knowledge of Parent, no current officer of Parent or any of its Subsidiaries intends, or is expected, to terminate such individual’s employment relationship with Parent in connection with or as a result of the Contemplated Transactions.

(d) Since the Look-Back Date, (i) neither Parent nor any of its Subsidiaries has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with Parent or any of its Subsidiaries affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither Parent nor any of its Subsidiaries has engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law. Parent and its Subsidiaries properly classify and for the three (3) years immediately preceding the date hereof have properly classified its and their (i) employees as exempt or non-exempt in accordance with applicable overtime laws, (ii) contingent workers in accordance with applicable law and (iii) workers as employees or non-employees (e.g., consultants, independent contractors), in accordance with applicable law.

(e) With respect to any current or former employee, officer, consultant or other service provider of Parent, there are no Actions against Parent or any of its Subsidiaries pending, or to the knowledge of Parent, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of Parent, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification, contractor classification, wages, hours, and benefits or any other employment related matter arising under applicable Laws, except where such action would not, individually or in the aggregate, result in Parent incurring a material liability.

(f) The execution of this Agreement and the consummation of the transactions set forth in or contemplated by this Agreement will not result in any breach or violation of, or cause any payment to be made under, any applicable Laws respecting labor and employment or any collective bargaining agreement to which Parent or any of its Subsidiaries is a party.

(g) Since the Look-Back Date, (i) no allegations of harassment or discrimination (with respect to any category protected by applicable law, including, without limitation, sexual harassment), retaliation on the basis of protected activity (including as a whistleblower) or protected class status in accordance with applicable law, or other misconduct relating to the workplace have been made, initiated, filed or, to the knowledge of Parent, threatened against or involving Parent or any of its Subsidiaries or any of their respective current or former directors, officers or senior level management employees, (ii) to the knowledge of Parent, no incidents of any such workplace harassment, discrimination, retaliation, or other misconduct have occurred, and (iii) Parent has not entered into any settlement agreement related to allegations of such harassment, discrimination, retaliation or other workplace-related misconduct by any of their directors, officers or employees described in clause (i) hereof or any independent contractor.

(h) No employee or other worker of Parent is subject to any service relationship that is not “at-will” or that is terminable on more than 30 days’ notice.

Section 5.14 Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) Parent and its Subsidiaries have conducted their businesses in compliance with all, and have not violated any, applicable Environmental Laws; (ii) Parent and its Subsidiaries have obtained all Permits of all Governmental Entities and any other Person that are required under any Environmental Law; (iii) there has been no release of any Hazardous Substance by Parent or any of its Subsidiaries or any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of Parent or any of its Subsidiaries under applicable Environmental Laws; (iv) Parent and its Subsidiaries have not received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that Parent or any of its Subsidiaries is in violation of, or liable under, any Environmental Law; (v) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by Parent or any of its Subsidiaries or as a result of any operations or activities of Parent or any of its Subsidiaries at any location and, to the knowledge of Parent, Hazardous Substances are not otherwise present at or about any such properties or facilities in amounts or conditions that has resulted in or would reasonably be expected to result in liability to Parent or any of its Subsidiaries under any Environmental Law; and (vi) neither Parent nor any of its Subsidiaries nor any of their properties or facilities are subject to, or are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

Section 5.15 Taxes.

(a) Parent and its Subsidiaries have (i) timely filed all income and other material Tax Returns required to be filed by or on behalf of it (taking into account any applicable extensions thereof) and all such Tax Returns are true, accurate and complete in all material respects; and (ii) timely paid in full (or caused to be timely paid in full) all material Taxes that are required to be paid by or with respect to it, whether or not such Taxes were shown as due on such Tax Returns.

(b) All material amounts of Taxes not yet due and payable by Parent as of the date of the balance sheet included in the financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents have been, in all respects, properly accrued in accordance with GAAP on the financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents, and such financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material amounts of Taxes accrued but unpaid by Parent through the date of such financial statements. Since the date of financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents, neither Parent nor any of its Subsidiaries has incurred, individually or in the aggregate, any material liability for Taxes outside the Ordinary Course.

(c) Neither Parent nor any of its Subsidiaries has executed, or requested, any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any amount of Tax, in each case that has not since expired.

(d) No material Tax Action with respect to Taxes or any Tax Return of Parent or any of its Subsidiaries is presently in progress or have been asserted, threatened or proposed in writing. No deficiencies, assessments, claims or proposed adjustments for a material amount of Taxes have been claimed, proposed, assessed or asserted against Parent or any of its Subsidiaries by a Governmental Entity, other than any such claim, proposal, assessment or assertion that has been fully satisfied by payment, settled or withdrawn. No claim has been made in writing by any Governmental Entity in a jurisdiction where Parent or any of its Subsidiaries does not currently file a Tax Return of a certain type or pay Taxes of a certain type that Parent or such Subsidiary is or may be subject to taxation by, or required to file a Tax Return in, such jurisdiction of such type, which such claim has not been fully resolved.

(e) Parent and its Subsidiaries have (i) timely withheld all material amount of Taxes required to have been withheld from payments made (or deemed made) to its employees, independent contractors, creditors, shareholders and other third parties, (ii) collected all material amounts of sales, use, value added, goods and services and similar Taxes required to be collected and has properly received and retained any appropriate Tax exemption certificates and other documentation for all sales or services made without charging or remitting sales or similar Taxes that qualify such sales or services as exempt from sales and similar Taxes and (iii) to the extent required, such amounts of Taxes have been timely paid or remitted to the relevant Governmental Entity.

(f) Neither Parent nor any of its Subsidiaries has been a party to, participated or engaged in, a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any other transaction requiring disclosure under corresponding or similar provision under any state, local or non-U.S. Tax Law).

(g) Neither Parent nor any of its Subsidiaries (i) is a party to or bound by, or has any liability pursuant to, any Tax sharing, allocation, indemnification or similar agreement or obligation, other than any Ordinary Course Agreement; (ii) is or has been a member of a group (other than a group the common parent of which is Parent) filing a consolidated, combined, affiliated, unitary or similar Tax Return; (iii) has any liability for the Taxes of any Person (other than Parent or its Subsidiaries) pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) as a transferee or successor, by Contract (other than an Ordinary Course Agreement) or otherwise by operation of Law; or (iv) is or has been treated as a resident for any Tax purpose, or as subject to Tax by virtue of having a permanent establishment, an office or fixed place of business, in any country other than the country in which it was or is organized.

(h) No private letter rulings, technical advice memoranda, or similar written agreements or rulings have been requested, entered into or issued by any Governmental Entity with respect to Parent or any of its Subsidiaries, which rulings or agreements remain in effect.

(i) Neither Parent nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in, or use of improper, method of accounting requested or initiated on or prior to the Closing Date, (ii) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of Law) executed on or prior to the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, other than in respect of such amounts received in the Ordinary Course or (v) to the knowledge of Parent, an intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(j) There are no Liens for Taxes upon any of the assets or properties of Parent or any of its Subsidiaries other than Liens described in clause (i) of the definition of Permitted Liens.

(k) Neither Parent nor any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person, in a transaction (or series of transactions) that was purported or intended to be governed in whole or in part by Sections 355, 356 or 361 of the Code (or any corresponding or similar provision of applicable state, local or non-U.S. Law).

(l) Neither Parent nor any of its Subsidiaries has been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) Parent is classified as a “C corporation” for U.S. federal income Tax purposes.

(n) Neither Parent nor any of its Subsidiaries has taken, or failed or agreed to take, any action, and, to the knowledge of the Parent, there is no fact or circumstance that, in each case, could reasonably be expected to prevent the Merger from qualifying for the applicable Intended Tax Treatment.

(o) As of the Closing Date, Parent has no plan or intention to (i) redeem or otherwise reacquire any shares of Parent Class A Common Stock issued as Merger Consideration, except for possible purchases of Parent Class A Common Stock on the open market through a broker at the then prevailing market price as part of a stock repurchase program that satisfies the requirements of IRS Revenue Ruling 99-58, 1999-2 C.B. 701, (ii) sell or otherwise dispose of any stock of the Surviving Corporation, or (iii) cause the Surviving Corporation to sell or otherwise dispose of any of its assets, in case for clauses (ii) and (iii), other than (i) in the Ordinary Course or (ii) transfers permitted under Section 368(a)(2)(C) and Treasury Regulations Sections 1.368-2(f), 1.368-2(k) and 1.368-1(d)(4).

For purposes of this Section 5.15, where the context permits, each reference to Parent or its Subsidiary shall include a reference to any person for whose Taxes Parent is liable under applicable Law.

Section 5.16 Contracts.

(a) Except for any Parent Plans (which are the subject of Section 5.12) and except as set forth in the Parent SEC Documents publicly available prior to the date of this Agreement, Parent is not a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) (all such Contracts including those set forth in Section 5.16(b) of the Parent Disclosure Letter, “Parent Material Contracts”).

(b) Section 5.16(b) of the Parent Disclosure Letter lists the following Contracts to which the Parent or any of its Subsidiaries are party or any of the assets are bound or to which they have liabilities, which for the purposes of this Agreement shall be considered Parent Material Contracts:

(i) each Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course;

(ii) each Contract containing (A) any covenant prohibiting Parent, its Subsidiaries or the Surviving Corporation from engaging in any line of business or competing with any Person, or limiting the development, manufacture or distribution of the Surviving Corporation’s products or services, (B) any most-favored pricing arrangement, (C) any exclusivity provision in favor of a third party or (D) any non-solicitation provision applicable to Parent or its Subsidiaries, in the case of the foregoing clause (D) which are material to Parent or its Subsidiaries, as applicable, taken as a whole;

(iii) each Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $250,000 pursuant to its express terms and not cancelable without penalty;

(iv) each Contract relating to the disposition or acquisition of material assets or any ownership interest in any Person;

(v) each Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any material Liens with respect to any assets of the Parent or any of its Subsidiaries or any loans or debt obligations with officers or directors of the Parent or any of its Subsidiaries;

(vi) each material Contract relating to any Contract involving a dealer, distributor, joint marketing, alliance, joint venture, cooperation, research and/or development (including pre-clinical and clinical research and/or development), material transfer, services (including technical writing and consulting), manufacturing, supply, distribution or other agreement relating to the research, development, testing, labeling, manufacturing, marketing, commercialization, or distribution of any product, technology or service;

(vii) each Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Parent or any of its Subsidiaries in connection with the Contemplated Transactions;

(viii) each Contract relating to leases of real properties with respect to which the Parent or any of its Subsidiaries directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Parent or any of its Subsidiaries;

(ix) each Contract to which the Parent or any of its Subsidiaries is a party or by which any of its assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, the Parent or any of its Subsidiaries in excess of $250,000;

(x) each Contract between Parent or any of its Subsidiaries and (i) any Governmental Entity, (ii) any prime contractor or higher-tier subcontractor (at any tier) of any Governmental Entity;

(xi) any Contract: (A) which contains any assignment of, or any covenant not to assert or enforce, any Parent Owned IP material to the business of Parent and any of its Subsidiaries; (B) under which a third Person develops or creates any Intellectual Property for the benefit of Parent or any of its Subsidiaries; (C) pursuant to which Parent or any of its Subsidiaries is granted any license or other right in, to, or under any Intellectual Property or IT Assets of a third Person, in each case, that are material to the conduct of Parent’s or any of its Subsidiary’s business; (D) pursuant to which the Parent or any of its Subsidiaries grants to a third party any license or other right in, to, or under any Parent Owned IP (including any settlement, coexistence, or covenant not to sue or other agreement that restricts the Parent’s or any of its Subsidiaries’ enforcement, use, or other exploitation, of any Parent Owned IP), including for the purposes of researching, developing, manufacturing or commercializing any product, service or technology of Parent, that is (1) exclusive or (2) otherwise material to the business of Parent or any of its Subsidiaries; provided, however, that none of the following shall be deemed to be Parent Material Contracts: (w) non-exclusive licenses of Parent Owned IP granted to suppliers, customers or end users in the Ordinary Course; (x) licenses of Open Source Software entered in the Ordinary Course; (y) Off-the-Shelf Software Licenses; and (z) invention-assignment and confidentiality agreements with employees and contractors on standard forms without material deviations or exceptions; and

(xii) any other Contract that is not terminable at will (with no penalty or payment) by the Parent, and that is material to the business or operations of the Parent.

(c) (i) Each Parent Material Contract is valid and binding on Parent, and to the knowledge of Parent, each other party thereto, and is in full force and effect and enforceable in accordance with its terms; (ii) Parent, and, to the knowledge of Parent, each other party thereto, has performed all material obligations required to be performed by it under each Parent Material Contract; and (iii) there is no material default under any Parent Material Contract by Parent or, to the knowledge of Parent, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of Parent or, to the knowledge of Parent, any other party thereto under any such Parent Material Contract, nor has Parent received any notice of any such material default, event or condition. Parent has made available to the Company true, correct, and complete copies of all Parent Material Contracts, including all amendments thereto. There are no Parent Material Contracts that are not in written form.

Section 5.17 Insurance. Each of Parent and its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of Parent or its Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which Parent and its Subsidiaries operate. Section 5.17 of the Parent Disclosure Letter sets forth, as of the date hereof, a true, correct, and complete list of all material insurance policies issued in favor of Parent or any of its Subsidiaries, or pursuant to which Parent or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither Parent nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the knowledge of Parent, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the Contemplated Transactions.

Section 5.18 Properties.

(a) Parent and its Subsidiaries has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its real properties and tangible assets that are necessary for Parent and its Subsidiaries to conduct their businesses as currently conducted, free and clear of all Liens other than Permitted Liens. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the tangible personal property currently used in the operation of the business of Parent and its Subsidiaries is in good working order (reasonable wear and tear excepted).

(b) Each of Parent and its Subsidiaries has complied with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c) Section 5.18(c) of the Parent Disclosure Letter sets forth a true, correct, and complete list of (i) all real property owned by Parent or any of its Subsidiaries and (ii) all real property leased for the benefit of Parent or any of its Subsidiaries.

(d) This Section 5.18 does not relate to intellectual property, which is the subject of Section 5.19.

Section 5.19 Intellectual Property.

(a) Section 5.19(a) of the Parent Disclosure Letter sets forth a complete and accurate list of all (i) registered or issued Intellectual Property and applications for registration of Intellectual Property by Parent or any of its Subsidiaries (“Parent Registered IP”), and (ii) any other material unregistered Trademarks and material Parent Software, in each of (i) and (ii), that is owned or purported to be owned by Parent and its Subsidiaries.

(b) Except as disclosed in Section 5.19(b) of the Parent Disclosure Letter, and except as would not, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole, all necessary registration, maintenance and renewal fees due in connection with the enforcement and prosecution of Parent Registered IP have been timely paid. All of the Parent Registered IP is subsisting and, solely in the case of any Parent Registered IP that is registered or issued and to the knowledge of Parent, valid and enforceable. Other than ordinary course ex parte prosecution proceedings (e.g., office actions), no Parent Registered IP is involved in any interference, reissue, derivation, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of Parent, no such action is threatened with respect to any of the Parent Registered IP.

(c) Parent or one of its Subsidiaries owns, free and clear of any and all Liens (other than Permitted Liens), all rights, title and interest in and to all Parent Owned IP, and has valid rights to use all other material Intellectual Property used by Parent or its Subsidiaries in or necessary for the conduct of the business of Parent and its Subsidiaries as currently conducted (“Parent Licensed IP”).

(d) To the knowledge of Parent, the Parent Owned IP and Parent Licensed IP constitute all Intellectual Property necessary for Parent to conduct its business as currently conducted; provided, however, that the foregoing representation is not a representation with respect to non-infringement of Intellectual Property.

(e) Parent and its Subsidiaries have taken commercially reasonable measures to maintain the confidentiality of all material Trade Secrets of Parent and its Subsidiaries, including requiring all Persons having access thereto to execute written non-disclosure agreements or other binding obligations to maintain confidentiality of such information, and, to the knowledge of Parent, no such material Trade Secret has been disclosed (or authorized to be disclosed) to any Person other than pursuant to a written confidentiality agreement or other binding obligation to maintain the confidentiality thereof.

(f) Parent and its Subsidiaries have executed valid and enforceable written agreements with all past and present employees, consultants and independent contractors who have contributed to the creation or development of any material Parent Owned IP pursuant to which such Persons, respectively, (i) agreed to hold all Trade Secrets of Parent in confidence both during and after their employment or retention, as applicable, and all other confidential information of Parent in confidence during the period set forth in the applicable agreement, and (ii) have assigned or have agreed to assign to Parent and/or its Subsidiaries all of such Person’s rights, title and interest in and to all Intellectual Property created, conceived, or developed for Parent and/or its Subsidiaries in the course of their employment or retention thereby (or all such rights, title and interest have vested or will vest in Parent or one of its Subsidiaries by operation of Law). To the knowledge of Parent, no party thereto is in material default or breach of such agreement.

(g) (i) To the knowledge of Parent, the conduct of the businesses of Parent and its Subsidiaries, including the manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any product as currently sold or under development by Parent or any of its Subsidiaries, has not infringed, misappropriated, diluted, or otherwise violated, and does not infringe, misappropriate, dilute, or otherwise violate, any Intellectual Property of any Person, (ii) neither Parent nor any of its Subsidiaries have received any written notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred and (iii) to the knowledge of Parent, no Person is infringing, misappropriating, diluting, or otherwise violating in any material respect any Parent Registered IP, and no such Actions are pending, or to the knowledge of Parent, threatened in writing by Parent or any of its Subsidiaries.

(h) Parent and each of its Subsidiaries owns, or has a valid right to access and use, all IT Assets owned, leased, or licensed, or otherwise used or held for use by Parent and each applicable Subsidiary (the “Parent IT Assets”). (i) Parent and its Subsidiaries have taken commercially reasonable steps to protect the confidentiality and security of the Parent IT Assets and the information and transactions stored or contained therein or transmitted thereby, (ii) to the knowledge of Parent, during the past two (2) years, there has been no material unauthorized or improper use, loss, access, transmittal, modification or corruption of any such information or data, and (iii) during the past two (2) years, there have been no material failures, crashes, viruses, security breaches (including any unauthorized access to any personally identifiable information), affecting the Parent IT Assets. To the knowledge of Parent, the Parent IT Assets do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” worms, viruses, spyware, or other malicious code designed to adversely impact the functionality of or permit unauthorized access or to disable or otherwise harm any Parent IT Assets.

(i) Except as, individually or in the aggregate, has not and would not reasonably be expected to have a Parent Material Adverse Effect, (i) Parent and its Subsidiaries have at all times complied in all material respects with all applicable Privacy Obligations, (ii) during the past three (3) years, no claims have been asserted or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries alleging a violation of any Person’s privacy or Personal Information nor has Parent or any of its Subsidiaries notified in writing, or to the knowledge of Parent been required by Privacy Obligations to notify in writing, any Person or entity of any Person’s privacy or Personal Information or information security-related incident, (iii) neither this Agreement nor the consummation of the Contemplated Transactions will breach or otherwise violate any Privacy Obligations and (iv) Parent and its Subsidiaries have taken commercially reasonable steps to protect the Personal Information collected, used or held for use by Parent or any of its Subsidiaries against loss and unauthorized access, use, modification or disclosure, or other misuse.

(j) To the knowledge of Parent, no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Parent Owned IP or any Intellectual Property exclusively licensed to Parent or any of its Subsidiaries, and no Governmental Entity, university, college, other educational institution or research center has, to the knowledge of Parent, any claim or right in or to such Intellectual Property.

(k) Parent and each of its Subsidiaries: (i) since January 1, 2024, has materially complied with all applicable Laws applicable to the development, deployment and use by Parent or any of its Subsidiaries of any proprietary AI Technology; (ii) since January 1, 2024, has not received written notice of, and there is not pending or, to the knowledge of Parent, threatened in writing, any (A) Actions alleging that training data used by Parent or any of its Subsidiaries in the development, training, improvement or testing of any proprietary AI Technology was collected, falsified, or manipulated in violation of applicable Law, (B) to the knowledge of Parent, written report or finding of any Governmental Entity or independent auditor engaged by Parent that makes any such allegation in (A), or (C) written request from any Governmental Entity concerning any proprietary AI Technology, in each case, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect; and (iii) has not (A) used any generative AI to generate, create or develop any material Parent Owned IP in a manner that would reasonably be expected to materially impair the ownership or enforceability by Parent of such Parent Owned IP, or (B) to the knowledge of Parent, included any material Trade Secrets or proprietary source code in the Parent Owned IP in any prompts or inputs into any third-party generative AI, except where the provider of such generative AI tool is contractually obligated to keep such inputs confidential and not use such inputs to train or improve such generative AI tools. Section 5.19 of the Parent Disclosure Letter sets forth a true, correct, and complete list as of the date of this Agreement of each Third Party Dataset licensed to Parent or any of its Subsidiaries. To the knowledge of Parent, Parent and each of its Subsidiaries has complied in all material respects with the license terms applicable to such Third-Party Datasets and has paid all amounts due and payable thereunder.

(l) No current or former officers, employees, agents, consultants, or independent contractors of Parent or any of its Subsidiaries has claimed or asserted in writing any ownership interest in or to any Parent Owned IP.

(m) Except as, individually or in the aggregate, has not and would not reasonably be expected to have a Parent Material Adverse Effect, and to the knowledge of Parent, no Open Source Software is or has been included, incorporated or embedded in any Parent Software in a manner that, as a condition of or in connection with any use, modification, reproduction, or distribution of such Open Source Software, requires Parent or any of its Subsidiaries to take a Copyleft Action. No Person other than Parent or any of its Subsidiaries (and their respective employees and contractors) has a valid right to access or possess (including pursuant to escrow), a copy in any form of any source code for any material Parent Software and such source code has been maintained as confidential. Parent and each of its Subsidiaries is in compliance in all material respects with the terms and conditions of all applicable licenses for all Open Source Software used in its respective business, including notice and attribution obligations.

(n) The execution, delivery and performance by Parent of this Agreement, and the consummation of the Contemplated Transactions, will not result in the loss of, or give rise to any right of any third party to terminate or modify any of the rights or obligations of Parent or any of its Subsidiaries under any agreement under which Parent or any of its Subsidiaries grants to any Person, or any Person grants to Parent or any of its Subsidiaries, a license or right under or with respect to any Intellectual Property that is material to any of the businesses of Parent or any of its Subsidiaries.

Section 5.20 Related Party Transactions. Since the Look-Back Date through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between Parent or any of its Subsidiaries, on the one hand, and the Affiliates of Parent or any of its Subsidiaries, on the other hand that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in the Parent SEC Documents.

Section 5.21 Certain Payments. For the five (5) years immediately preceding the date hereof, neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any of their directors, executives, representatives, agents or employees (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 5.22 Trade Control Laws. Since the Look-Back Date, Parent and its Subsidiaries have been in material compliance with all applicable Trade Laws and have obtained, or are otherwise qualified to rely upon, all material Trade Approvals. There are no pending or threatened claims against the Parent or its Subsidiaries, nor any actions, conditions, facts or circumstances that would reasonably be expected to give rise to any material future claims with respect to the Trade Laws or Trade Approvals.

Section 5.23 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent, any of its Subsidiaries or any of its Affiliates.

Section 5.24 State Takeover Statutes. No Takeover Laws or any similar anti-takeover provision in the articles of organization or bylaws of Parent applicable to Parent is, or at the Effective Time will be, applicable to this Agreement, the Merger, the Parent Class A Common Stock Issuance, or any of the other Contemplated Transactions. The Parent Board and the Merger Sub board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Chapter 110F of the Massachusetts General Laws are, and will be, inapplicable to the execution, delivery and performance of this Agreement, and to the consummation of the Contemplated Transactions.

Section 5.25 No Rights Plan. There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Parent or any of its Subsidiaries is a party or is otherwise bound.

Section 5.26 No Parent Operation. Except as set forth in Section 5.26 of the Parent Disclosure Letter, Parent is not a party to any material Contract and has no material liabilities or obligations in excess of $20,000, other than Contracts with, or liabilities or obligation to, its advisors.

Section 5.27 No Other Representations or Warranties. Except for the representations and warranties contained in Article IV, each of Parent and Merger Sub acknowledges and agrees that none of the Company or any other Person on behalf of the Company makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of the Company, its Subsidiaries, or any other Person on behalf of the Company or any of its Subsidiaries makes any representation or warranty with respect to any projections or forecasts delivered or made available to Parent, Merger Sub or any of their respective Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company (including any such projections or forecasts made available to Parent, Merger Sub or any of their respective Representatives in certain “data rooms” or management presentations in expectation of the Contemplated Transactions), and none of Parent or Merger Sub has relied on any such information or any representation or warranty not set forth in Article IV. Nothing in this Agreement will waive any claim based on fraud.

Article VI

Covenants

Section 6.1 Operation of Parent’s Business.

(a) Except as expressly contemplated or permitted by this Agreement, as expressly required by applicable Law or unless the Company shall otherwise consent in writing (email being sufficient), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time (the “Pre-Closing Period”), Parent shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (x) conduct its business and operations in the Ordinary Course and in material compliance with the applicable Law and the requirements of all Contracts that constitute Parent Material Contracts and (y) continue to pay material outstanding accounts payable and other material current liabilities (including payroll) when due and payable.

(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 6.1(b) of the Parent Disclosure Letter, (iii) as required by applicable Law or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Parent shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of Parent Class A Common Stock from terminated employees, directors or consultants of Parent in accordance with agreements in effect on the date of this Agreement providing for the repurchase of shares at no more than the purchase price thereof in connection with any termination of services to Parent or any of its Subsidiaries);

(ii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for Parent Class A Common Stock issued upon the valid exercise or settlement of outstanding Parent Options, Parent Restricted Stock Unit Awards, or Parent Warrants, as applicable, or pursuant to the Parent Debt Restructuring), (B) any option, warrant or right to acquire any capital stock or any other security, including any Parent Options under the Parent Equity Plan or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iii) except as required to give effect to anything in contemplation of the Closing, amend any of its organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iv) other than in the Ordinary Course, form any Subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

(v) (A) lend money to any Person, (B) incur or guarantee any Indebtedness, other than draws for working capital under Contracts existing on the date of this Agreement or entered into on substantially the same terms or (C) guarantee any debt securities;

(vi) sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, except in the Ordinary Course, or grant any Lien with respect to its assets or properties;

(vii) waive, settle or compromise any pending or threatened Action against Parent or any of its Subsidiaries, other than waivers, settlements or agreements (A) for an amount not in excess of $100,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (B) that do not impose any material restrictions on the operations or businesses of Parent or its Subsidiaries, taken as a whole, or any equitable relief on, or the admission of wrongdoing by Parent or any of its Subsidiaries;

(viii) delay or fail to repay when due any material obligation, including accounts payable and accrued expenses, other than in the Ordinary Course;

(ix) Except as required by applicable Law or as required by the terms of any Parent Plan: (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of Parent or any of its Subsidiaries, other than increases in base compensation to employees or other individual service providers who are not officers or directors whose base compensation would not exceed, on an annualized basis, $250,000, (B) enter into any new, or amend any existing severance or termination agreement with or grant any change of control or retention payments or benefits, (C) take any action that will result in the acceleration of vesting or payment timing or requirement for funding of any compensation or benefits to any current or former director, officer, employee or consultant of Parent or its Subsidiaries, (D) hire any person whose base compensation would exceed, on an annualized basis, $250,000, or terminate any current director, officer, employee, consultant or other service provider whose base compensation would exceed, on an annualized basis, $250,000 other than for cause, (E) grant any new awards to any employee or individual service provider under any Parent Plan, (F) adopt, amend, modify, or terminate any Parent Plan (or any arrangement that would be considered a Parent Plan if in effect on the date hereof) except (x) as may be required by applicable Law or (y) in the event of annual renewals of health and welfare programs in the Ordinary Course, or (G) institute a layoff resulting in the termination of employment of two or more key employees, or plan, announce, implement, or effect a reduction in force, lay-offs, furloughs, early-retirement program, severance program or other program or effort concerning the termination of a group of employees, or engage in any mass layoff or plant closing as such terms are defined under the WARN Act;

(x) (A) make, change or rescind any income or other material Tax election; (B) change any annual Tax accounting periods, (C) change any method of accounting with respect to income or other material Taxes, or material method of Tax accounting; (D) amend, modify or otherwise change any filed material Tax Return; (E) settle or compromise any claim, notice, audit, assessment, proceeding or other action with respect to any income or other material Taxes of Parent; (F) prepare any income or other material Tax Returns in a manner which is inconsistent with the past practices of Parent, (G) enter into any Tax allocation, Tax sharing, Tax indemnity or similar agreement (other than any Ordinary Course Agreement) or any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provisions of state, local or non-U.S. Tax Law); (H) surrender any right to a claim for refund of income or other material Taxes (other than by the expiration of the statute of limitations with respect to refunds of Taxes for which no claims have been filed); (I) take any action that would change the classification of Parent for U.S. federal (and applicable state and local) income Tax purposes or liquidate or otherwise dissolve Parent; (J) seek any Tax ruling from any Governmental Entity or (K) initiate or enter into any voluntary disclosure or similar agreement with any Governmental Entity with respect to income or other material Taxes, in the case of each of clauses (A) through (K), to the extent such action would reasonably be expected to materially increase the Tax liability of the Parent or any of its Subsidiaries or materially reduce any Tax attribute of the Parent or any of its Subsidiaries existing on the Closing Date;

(xi) take, or fail or agree to take, any action, or become obligated to take, or fail to take, any action, where such action, failure or agreement could reasonably be expected to prevent or impede the Merger from qualifying for the applicable Intended Tax Treatment;

(xii) (i) sell, assign, transfer, license, sublicense, covenant not to assert, encumber, subject to a Lien (other than a Permitted Lien), cancel, abandon, allow to lapse or otherwise dispose of any Parent Owned IP other than: (x) upon the expiration of any Intellectual Property at the end of its statutory term; (y) non-exclusive licenses of Parent Owned IP granted in the Ordinary Course; or (z) abandonment, cancellation or lapse of any Company Registered IP that is not material to the business of the Company and its Subsidiaries, taken as a whole, in Parent’s reasonable business judgment in the Ordinary Course, or (ii) disclose any material Trade Secrets included in the Parent Owned IP to any third Person, other than in the Ordinary Course to Persons bound by written confidentiality obligations (or professional duties of confidentiality) that are reasonably protective of such Trade Secrets or as required by Law; or

(xiii) enter into or amend any Parent Material Contract outside of the Ordinary Course, enter into any Contract that requires payments in excess of $250,000 or cannot be cancelled on 90 days or fewer notice without penalty or materially alter any terms of any Indebtedness;

(xiv) make any extraordinary payments to any of its Affiliates; or

(xv) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 6.2 Operation of Company’s Business.

(a) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 6.2 (a) of the Company Disclosure Letter, (iii) as expressly required by applicable Law or (iv) unless Parent shall otherwise consent in writing (email being sufficient), during the Pre-Closing Period, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct its business and operations in the Ordinary Course and in material compliance with the applicable Law and the requirements of all Contracts that constitute Material Contracts.

(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 6.2(b) of the Company Disclosure Letter, (iii) as expressly required by applicable Law or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for Company Common Shares from terminated employees, directors or consultants of the Company);

(ii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of any of the foregoing actions with respect to more than 25% of the shares of the capital stock of the Company outstanding as of the date of this Agreement: (A) any capital stock or other security (except for Company Common Share issued upon the valid exercise or settlement of outstanding Company Options), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security, other than entering into up to $5.0 million of Company SAFEs;

(iii) except as required to give effect to anything in contemplation of the Closing, amend any of its organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iv) other than in the Ordinary Course, form any Subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

(v) (A) lend money to any Person, (B) incur or guarantee any Indebtedness , or (C) guarantee any debt securities;

(vi) sell, lease, license or otherwise irrevocably dispose of any of its assets or properties except in the Ordinary Course, or grant any Lien with respect to its assets or properties;

(vii) waive, settle or compromise any pending or threatened Action against the Company or any of its Subsidiaries, other than waivers, settlements or agreements (A) for an amount not in excess of $100,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (B) that do not impose any material restrictions on the operations or businesses of the Company or its Subsidiaries, taken as a whole, or any equitable relief on, or the admission of wrongdoing by the Company or any of its Subsidiaries;

(viii) delay or fail to repay when due any material obligation, including accounts payable and accrued expenses, other than in the Ordinary Course;

(ix) Except as required by applicable Law or as required by the terms of any Company Plan: (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, other than increases in base compensation to employees or other individual service providers who are not officers or directors whose base compensation would not exceed, on an annualized basis, $250,000, (B) enter into any new, or amend any existing severance or termination agreement with or grant any change of control or retention payments or benefits, (C) take any action that will result in the acceleration of vesting or payment timing or requirement for funding of any compensation or benefits to any current or former director, officer, employee or consultant of the Company or its Subsidiaries, (D) hire any person whose base compensation would exceed, on an annualized basis, $250,000, or terminate any current director, officer, employee, consultant or other service provider whose base compensation would exceed, on an annualized basis, $250,000 other than for cause, (E) grant any new awards to any employee or individual service provider under any Company Plan, (F) adopt, amend, modify, or terminate any Company Plan (or any arrangement that would be considered a Company Plan if in effect on the date hereof) except (x) as may be required by applicable Law or (y) in the event of annual renewals of health and welfare programs in the Ordinary Course, or (G) institute a layoff resulting in the termination of employment of two or more key employees, or plan, announce, implement, or effect a reduction in force, lay-offs, furloughs, early-retirement program, severance program or other program or effort concerning the termination of a group of employees, or engage in any mass layoff or plant closing as such terms are defined under the WARN Act;

(x) (i) sell, assign, transfer, license, sublicense, covenant not to assert, encumber, subject to a Lien (other than a Permitted Lien), cancel, abandon, allow to lapse or otherwise dispose of any Company Owned IP other than: (x) upon the expiration of any Intellectual Property at the end of its statutory term; (y) non-exclusive licenses of Company Owned IP granted in the Ordinary Course; or (z) abandonment, cancellation or lapse of any Company Registered IP that is not material to the business of the Company and its Subsidiaries, taken as a whole, in the Company’s reasonable business judgment in the Ordinary Course, or (ii) disclose any material Trade Secrets included in the Company Owned IP to any third Person, other than in the Ordinary Course to Persons bound by written confidentiality obligations (or professional duties of confidentiality) that are reasonably protective of such Trade Secrets or as required by Law;

(xi) (A) make, change or rescind any income or other material Tax election; (B) change any annual Tax accounting periods, (C) change any method of accounting with respect to income or other material Taxes, or material method of Tax accounting; (D) amend, modify or otherwise change any filed material Tax Return; (E) settle or compromise any claim, notice, audit, assessment, proceeding or other action with respect to any income or other material Taxes of the Company or any of its Subsidiaries; (F) prepare any income or other material Tax Returns in a manner which is inconsistent with the past practices of the Company, (G) enter into any Tax allocation, Tax sharing, Tax indemnity or similar agreement (other than any Ordinary Course Agreement) or any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provisions of state, local or non-U.S. Tax Law); (H) surrender any right to a claim for refund of income or other material Taxes (other than by the expiration of the statute of limitations with respect to refunds of Taxes for which no claims have been filed); (I) take any action that would change the classification of the Company for U.S. federal (and applicable state and local) income Tax purposes or liquidate or otherwise dissolve the Company; (J) seek any Tax ruling from any Governmental Entity or (K) initiate or enter into any voluntary disclosure or similar agreement with any Governmental Entity with respect to income or other material Taxes; in the case of each of clauses (A) through (K), to the extent such action would reasonably be expected to materially increase the Tax liability of the Company (including, after the Merger, the Surviving Corporation) or any of its Subsidiaries or materially reduce any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date;

(xii) take, or fail or agree to take, any action, or become obligated to take, or fail to take, any action, where such action, failure or agreement could reasonably be expected to prevent or impede the Merger from qualifying for the applicable Intended Tax Treatment;

(xiii) enter into or amend any Company Material Contract outside of the Ordinary Course or materially alter any terms of any Indebtedness;

(xiv) make any extraordinary payments to any of its Affiliates; or

(xv) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 6.3 Access and Investigation.

(a) Subject to the terms of the Confidentiality Agreement, which the parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable advance written notice, Parent, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such party’s Representatives to: (i) provide the other party and such other party’s Representatives with reasonable access during normal business hours to such party’s Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such party and its Subsidiaries, (ii) provide the other party and such other party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data and other documents and information relating to such party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such party and its Subsidiaries as the other party may reasonably request, (iii) permit the other party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such party responsible for such party’s financial statements and the internal controls of such party to discuss such matters as the other party may deem necessary and (iv) make available to the other party copies of any material notice, report or other document filed with or sent to or received from any Governmental Entity in connection with the Contemplated Transactions. Any investigation conducted by either Parent or the Company pursuant to this Section 6.3 (a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party.

(b) Notwithstanding anything herein to the contrary in this Section 6.3(b), no access or examination contemplated by this Section 6.3(b) shall be permitted to the extent that it would require any party or its Subsidiaries (i) to waive the attorney-client privilege or attorney work product privilege, (ii) violate any applicable Law or (iii) breach such party’s confidentiality obligations to a third party; provided, that such party or its Subsidiary (A) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (B) shall provide to the other party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information), (C) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other party in order that all such information may be provided to the other party without causing such violation or waiver, and (D) in the case of subsection Section 6.3(b)(iii) above, upon the other party’s reasonable request, such party shall use its reasonable efforts to obtain such third party’s consent to permit such other party access to such information, subject to appropriate confidentiality protections. In addition, no access or examination contemplated by this Section 6.3 shall be permitted to the extent that it would require any party or its Subsidiaries, except as otherwise expressly required by this Agreement, to provide information to the other party that relates to (1) the negotiation of this Agreement, or (2) the valuation of the other party in connection with this Agreement or the Contemplated Transactions.

Section 6.4 No Solicitation.

(a) Each of Parent and the Company agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (ii) furnish any nonpublic information regarding such party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 7.2), (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction, (vi) take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry or (vii) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 6.4 and subject to compliance with this Section 6.4, prior to obtaining the Parent Shareholder Approval, Parent may furnish nonpublic information regarding Parent and its Subsidiaries to, and enter into discussions with, any Person in response to a bona fide written Acquisition Proposal by such Person which the Parent Board determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) such Acquisition Proposal was not obtained or made as a direct or indirect result of any breach of this Agreement, (B) the Parent Board concludes in good faith, after consulting with outside counsel, that the failure to take such action would reasonably be expected to constitute a violation of the Parent Board’s fiduciary duties under applicable Law, (C) at least two (2) Business Days prior to initially furnishing any such nonpublic information to, or entering into discussions with, such Person, Parent provides the notice required by Section 6.4(b), (D) Parent receives from such Person an executed Acceptable Confidentiality Agreement and (E) at least two (2) Business Days prior to furnishing any such nonpublic information to such Person, Parent furnishes such nonpublic information to the Company to the extent such information has not been previously furnished by Parent to the Company. Without limiting the generality of the foregoing, each party acknowledges and agrees that, in the event any Representative of such party takes any action that, if taken by such party, would constitute a breach of this Section 6.4 by such party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 6.4 by such party for purposes of this Agreement. For clarity, notwithstanding anything else in this Agreement to the contrary, Parent shall not enter into any letter of intent or similar document or any Contract relating to any Acquisition Proposal, other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 6.4.

(b) If any party or any Representative of such party receives an Acquisition Proposal or Acquisition Inquiry, or any supplement or modification thereto, at any time during the Pre-Closing Period, then such party shall promptly (and in no event later than one (1) Business Day after such party becomes aware of such Acquisition Proposal or Acquisition Inquiry deliver written notice of the Acquisition Proposal, Acquisition Inquiry, supplement or modification, including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, the terms thereof and any related documents or written communication. Such party shall keep the other party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed supplement or modification thereto.

(c) Each party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information provided to such Person.

Section 6.5 Notification of Certain Matters. During the Pre-Closing Period, each of the Company, on the one hand, and Parent, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the consent of such Person is or may be required in connection with any of the Contemplated Transactions, (b) any Action against or involving or otherwise affecting such party or its Subsidiaries is commenced, or, to the knowledge of such party, threatened against such party or, to the knowledge of such party, any director, officer or employee of such party, (c) such party becomes aware of any inaccuracy in any representation or warranty made by such party in this Agreement or (d) the failure of such party to comply with any covenant or obligation of such party; in each case that could reasonably be expected to make the timely satisfaction of any of the covenants or conditions set forth in Article VII or Article VIII, as applicable, impossible or materially less likely. No such notice shall be deemed to supplement or amend the Company Disclosure Letter or the Parent Disclosure Letter for the purpose of (x) determining the accuracy of any of the representations and warranties made by the Company or Parent in this Agreement or (y) determining whether any covenant set forth in Article VII or any condition set forth in Article VIII has been satisfied. Any failure by either party to provide notice pursuant to this Section 6.5 shall not be deemed to be a breach for purposes of Section 8.2(b) and Section 8.3(b), as applicable, unless such failure to provide such notice was knowing and intentional.

Article VII

Additional Agreements

Section 7.1 Preparation of the Information Statement.

(a) As promptly as reasonably practicable (but in any event, no later than five (5) Business Days after receipt of the Company Audited Financial Statements), Parent shall prepare, and file with the SEC a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing the information specified in Schedule 14C under the Exchange Act concerning the Parent Written Consent, the Parent Shareholder Proposals approved by the Parent Shareholder Approval and the Merger, and the notice of action by written consent required by Chapter 156D, Sections 7.04 and 7.05 of the Massachusetts Business Corporation Act (as amended or supplemented from time to time, the “Information Statement”).

(b) Parent shall provide the Company with a draft of the Information Statement (and any amendment or supplement thereto) prior to filing with the SEC. The Company shall provide Parent with all information concerning the Company and its affiliates as may be reasonably requested by Parent and is customarily included in an Information Statement. The Company shall promptly correct any information with respect to it or provided by it for use in the Information Statement if and to the extent, in the absence of such a correction, the Information Statement would contain a misstatement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and Parent shall disseminate such correction to the shareholders of Parent in an amendment or supplement and to cause such amendment or supplement to be filed with the SEC. Parent shall notify the Company promptly in writing upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Information Statement and shall supply the Company with copies of all such comments, requests and any other written correspondence between Parent or any of its Representatives, on the one hand, and the SEC on the other hand, with respect to the Information Statement. Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Information Statement and to resolve such comments with the SEC and cause the Definitive Information Statement to be filed with the SEC as contemplated by Rule 14c-5 under the Exchange Act.

(c) Subject to receipt of the Company Audited Financial Statements, Parent shall use reasonable best efforts to cause the Definitive Information Statement to be disseminated to the Parent’s shareholders as promptly as reasonably practicable after the first to occur of (A) confirmation from the SEC that it has no further comments on the Information Statement, (B) confirmation from the SEC that the Information Statement is otherwise not to be reviewed or (C) expiration of the 10-day period after filing the preliminary Information Statement in the event the SEC does not review the Information Statement. If Parent, Merger Sub or any of their respective affiliates is required to file any other document with the SEC in connection with this Agreement or the Contemplated Transactions, Parent shall provide the Company with a reasonable opportunity to review and to propose comments on any such document, which Parent shall consider in good faith.

(d) In lieu of filing an Information Statement on Schedule 14C, Parent and the Company may mutually agree to prepare and file a registration statement on Form S-4 which shall include (i) a prospectus of Parent with respect to the shares of Parent Class A Common Stock to be issued as Merger Consideration to all Company Shareholders who do not deliver Support Agreements and (ii) the Information Statement of Parent (the “S-4 Registration Statement”). The covenants set forth in this Section 7.1 and Section 7.2 shall apply, mutatis mutandis, to such S-4 Registration Statement.

Section 7.2 Financial Statements; Company Shareholder Approval.

(a) The Company agrees to use commercially reasonable efforts to provide Parent, as promptly as reasonably practicable after the date hereof (i) audited financial statements for each of its fiscal years required to be included in the Information Statement, audited by a PCAOB qualified auditor in accordance with PCAOB auditing standards (the “Company Audited Financial Statements”), (ii) unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Information Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Company Interim Financial Statements”) and (iii) any other financial statements (other than financial statements of Parent or Merger Sub) required to be included in the Information Statement in accordance with the rules and regulations of the SEC, including pro forma financial statements. The Company shall be available to, and the Company shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Parent and its counsel in connection with the drafting of the Information Statement and responding in a timely manner to comments on the Information Statement with the SEC. Each of the Company Audited Financial Statements and the Company Interim Financial Statements will be prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto and except, in the case of any unaudited financial statements, to normal year-end audit adjustments) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Company as of the dates of and for the periods referred to in the Company Audited Financial Statements or the Company Interim Financial Statements, as the case may be, and shall comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable). The Company Audited Financial Statements shall be certified as audited in accordance with GAAP and the standards of the PCAOB by a PCAOB qualified auditor no later than the filing of the last revised preliminary Information Statement and shall contain an unqualified report of the Company’s auditors (other than, if applicable, as to a going concern). Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Parent in connection with Parent’s preparation for inclusion in the Information Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Rule 14c-3 under the Exchange Act.

(b) Until the expiration of the Waiting Period, the Company will give Parent prompt written notice of any action taken or not taken by the Company or any of its Subsidiaries, or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Information Statement with respect to information provided by the Company to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading, provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Parent and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Information Statement, such that the Information Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Parent pursuant to this Section 7.2(b) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Disclosure Letters.

(c) No later than three (3) Business Days following the filing of the Definitive Information Statement, the Company shall deliver to each of its shareholders the Information Statement and any notice of dissenters’ rights required by Title 17, Chapter 16, Article 13 of the WBCA and solicit for approval by written consent the Company Shareholder Approval. If the Company is unable to obtain the Company Shareholder Approval by written consent by five (5) Business Days following the filing of the Definitive Information Statement, the Company shall within two (2) Business Days after the failure call a meeting of its shareholders specifically to vote on and obtain the Company Shareholder Approval. The Company shall hold the shareholder meeting no later than the first Business Day on or after 10 calendar days after the meeting notice (which shall in no event be later than 20 calendar days after the date of the Definitive Information Statement), at which meeting the Company shall call for and vote on the Contemplated Transactions to obtain the Company Shareholder Approval. The final date for which the Company Shareholder Approval is to be obtained under this Section 7.2(c) being referred to as the “Company Consent Deadline”).

(d) Not more than ten (10) days after the date of the Company Shareholder Approval, the Company shall mail to every shareholder of the Company that did not execute the Company Shareholder Approval, if any, a written notice of the Company Shareholder Approval (the “Shareholder Notice”). The Shareholder Notice shall (i) be a statement to the effect that the Company Board determined that the Merger is advisable in accordance with Title 17, Chapter 16, Section 704 of the WBCA and in the best interests of the shareholders of the Company and approved and adopted this Agreement, the Merger and the other Contemplated Transactions and (ii) provide the shareholders of the Company to whom it is sent with notice of the availability of appraisal rights and notice of the actions taken in the Company Shareholder Approval, including the adoption and approval of this Agreement, the Merger and the other Contemplated Transactions in accordance with Title 17, Chapter 16 Section 704(a) and Article 13 of the WBCA and the organizational documents of the Company. All materials (including any amendments thereto) submitted to the shareholders of the Company in accordance with this Section 7.2(d) shall be subject to Parent’s advanced review and reasonable approval.

(e) The Company agrees that: (i) the Company Board shall recommend that the Company’s shareholders vote to adopt and approve this Agreement and the Contemplated Transactions and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 7.2 (c) (the recommendation of the Company Board that the Company’s shareholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”) and (ii) the Company Board Recommendation shall not be withdrawn or modified (and the Company Board shall not publicly propose to withdraw or modify the Company Board Recommendation) in a manner adverse to Parent, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or to adopt, approve or recommend (or publicly adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (ii), collectively, a “Company Board Adverse Recommendation Change”).

(f) Notwithstanding anything to the contrary contained in Section 7.2(e), and subject to compliance with Section 6.4 and Section 7.2, if at any time prior to approval and adoption of this Agreement by the Company Shareholder Approval, (i) the Company receives a bona fide written Superior Offer, or (ii) as a result of a material development or change in circumstances (other than any such event, development or change to the extent related to (A) any Acquisition Proposal, Acquisition Inquiry, Acquisition Transaction or the consequences thereof or (B) the fact, in and of itself, that the Company meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations) that affects the business, assets or operations of the Company that occurs or arises after the date of this Agreement (a “Company Intervening Event”), the Company Board may make a Company Board Adverse Recommendation Change if, but only if, in the case of a Superior Offer, following the receipt of and on account of such Superior Offer, (1) the Company Board determines in good faith, after consulting with outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (2) the Company has negotiated, and has caused its financial advisors and outside legal counsel to negotiate, during the Company Notice Period, with Parent in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer (to the extent Parent desires to negotiate) and (3) if after Parent shall have delivered to the Company an irrevocable written offer to alter the terms or conditions of this Agreement during the Company Notice Period, the Company Board shall have determined in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Company Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (x) Parent receives written notice from the Company confirming that the Company Board has determined to change its recommendation at least four (4) Business Days in advance of the Company Board Adverse Recommendation Change (the “Company Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Company Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (y) during any Company Notice Period, Parent shall be entitled to deliver to the Company one or more counterproposals to such Acquisition Proposal and the Company will, and cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (z) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration or percentage of the combined company that the Company’s shareholders would receive as a result of such potential Superior Offer), the Company shall be required to provide Parent with notice of such material amendment and the Company Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Company Notice Period following such notification during which the parties shall comply again with the requirements of this Section 7.2(f) and the Company Board shall not make a Company Board Adverse Recommendation Change prior to the end of such Company Notice Period as so extended (it being understood that there may be multiple extensions) or (ii) in the case of a Company Intervening Event, the Company promptly notifies Parent, in writing, within the Company Notice Period before making a Company Board Adverse Recommendation Change, which notice shall state expressly the material facts and circumstances related to the applicable Company Intervening Event and that the Company Board intends to make a Company Board Adverse Recommendation Change.

Section 7.3 Parent Written Consent.

(a) In lieu of calling a meeting of Parent’s shareholders, immediately after the execution of this Agreement, and in any event no later than the Parent Consent Deadline, Parent shall obtain the Parent Shareholder Approval and Parent shall promptly provide the Company with a copy of such written consent (the “Parent Written Consent”). In connection with the Parent Written Consent, Parent shall take all actions necessary or advisable to comply, and shall comply in all respects, with applicable Laws, including Chapter 156D, Section 7.04 of the Massachusetts Business Corporation Act, and Parent’s organizational documents, and shall constitute the required Parent Shareholder Approval of the Parent Shareholder Proposals; provided, however, that none of the Parent Shareholder Proposals approved by the Parent Written Consent shall be implemented prior to the expiration of the 20 calendar day waiting period required by Rule 14c-2 promulgated under the Exchange Act (the “Waiting Period”) following the mailing of the Information Statement in definitive form (the “Definitive Information Statement”) to Parent’s shareholders as contemplated by Rule 14c-5 under the Exchange Act. Following the expiration of the Waiting Period, the Parent Shareholder Proposals approved by the Parent Written Consent, including the Merger, shall become the approved and binding corporate actions of Parent.

(b) Parent agrees that: (i) the Parent Board shall recommend that the holders of Parent Capital Stock vote to approve the Parent Shareholder Proposals and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 7.3(a) above and (ii)  the Information Statement shall include a statement to the effect that the Parent Board recommends that Parent’s shareholders vote to approve the Parent Shareholder Proposals (the recommendation of the Parent Board being referred to as the “Parent Board Recommendation”) and (iii) the Parent Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Parent Board shall not publicly propose to withhold, amend, withdraw or modify the Parent Board Recommendation) in a manner adverse to the Company, and no resolution by the Parent Board or any committee thereof to withdraw or modify the Parent Board Recommendation in a manner adverse to the Company or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (iii), collectively, a “Parent Board Adverse Recommendation Change”).

(c) Notwithstanding anything to the contrary contained in Section 7.3 (b), and subject to compliance with Section 6.4 and Section 7.3 (b), at any time prior to the approval of the Parent Shareholder Proposals by the Parent Shareholder Approval, (i) if Parent receives a bona fide written Superior Offer or (ii) as a result of a material development or change in circumstances (other than any such event, development or change to the extent related to (A) any Acquisition Proposal, Acquisition Inquiry, Acquisition Transaction or the consequences thereof or (B) the fact, in and of itself, that Parent meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations) that affects the business, assets or operations of Parent that occurs or arises after the date of this Agreement (a “Parent Intervening Event”), the Parent Board may make a Parent Board Adverse Recommendation Change if, but only if in the case of a Superior Offer, following the receipt of and on account of such Superior Offer, (1) the Parent Board determines in good faith, after consulting with outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (2) Parent has, and has caused its financial advisors and outside legal counsel to, during the Parent Notice Period, negotiate with the Company in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer (to the extent the Company desires to negotiate) and (3) if after the Company shall have delivered to Parent an irrevocable written offer to alter the terms or conditions of this Agreement during the Parent Notice Period, the Parent Board shall have determined in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Parent Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (x) the Company receives written notice from Parent confirming that the Parent Board has determined to change its recommendation at least four (4) Business Days in advance of the Parent Board Adverse Recommendation Change (the “Parent Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Parent Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (y) during any Parent Notice Period, the Company shall be entitled to deliver to Parent one or more counterproposals to such Acquisition Proposal and Parent will, and cause its Representatives to, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (z) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration or percentage of the combined company that Parent’s shareholders would receive as a result of such potential Superior Offer), Parent shall be required to provide the Company with notice of such material amendment and the Parent Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Parent Notice Period following such notification during which the parties shall comply again with the requirements of this Section 7.3(c) and the Parent Board shall not make a Parent Board Adverse Recommendation Change prior to the end of such Parent Notice Period as so extended (it being understood that there may be multiple extensions) or (ii) in the case of a Parent Intervening Event, Parent promptly notifies the Company, in writing, within the Parent Notice Period before making a Parent Board Adverse Recommendation Change, which notice shall state expressly the material facts and circumstances related to the applicable Parent Intervening Event and that the Parent Board intends to make a Parent Board Adverse Recommendation Change.

Section 7.4 Efforts; Transaction Litigation.

(a) The parties shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement and consummate the Contemplated Transactions.

(b) Parent shall give the Company prompt (but not later than within two (2) Business Days) written notice of any “demand letter” or any litigation initiated, or threatened or in writing against Parent and/or its directors relating to this Agreement or the Contemplated Transactions (the “Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and keep the Company reasonably informed with respect to the status thereof. Parent will (i) give the Company the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation, (ii) consult with the Company with respect to the defense, settlement and prosecution of any Transaction Litigation, (iii) consider in good faith the Company’s advice with respect to such Transaction Litigation and (iv) will not settle or consent or agree to settle or compromise any Transaction Litigation without the Company’s prior written consent (which such consent shall not be unreasonably withheld or delayed). Without otherwise limiting the rights of current or former directors and officers of Parent with regard to the right to counsel, following the Effective Time, current or former directors and officers of Parent with rights to indemnification as described in Section 7.5 shall be entitled to retain any counsel selected by such indemnified parties to defend any Transaction Litigation as it relates to such indemnified parties in accordance with Section 7.5.

Section 7.5 Indemnification, Exculpation and Insurance.

(a) From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation shall indemnify and hold harmless each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Parent or the Company, respectively (the “D&O Indemnified Parties”), against all demands, claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, Action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Parent or of the Company, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under the Massachusetts Business Corporation Act or WBCA, as applicable. Each D&O Indemnified Party will be entitled to advancement of fees, costs and expenses incurred in the defense of any such demand, claim, Action, suit, proceeding or investigation from each of Parent and the Surviving Corporation, jointly and severally, upon receipt by Parent or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided, that any such D&O Indemnified Party to whom expenses are advanced provides an undertaking to Parent, to the extent then required by the Massachusetts Business Corporation Act or WBCA, as applicable, to repay such advances if it is ultimately determined that such D&O Indemnified Party is not entitled to indemnification. Such undertaking, if required, shall be unsecured and made without reference to the D&O Indemnified Party’s ability to repay such advances or, except as may be limited by applicable Law, ultimate entitlement to indemnification. No other form of undertaking shall be required. All rights to indemnification, exculpation and advancement of expenses or other protection in respect of any claim asserted or made, and for which a D&O Indemnified Party delivers a written notice to Parent or the Surviving Corporation prior to the sixth (6th) anniversary of the Effective Time asserting a claim for such protections pursuant to this Section 7.5, shall continue until the final disposition of such claim.

(b) The articles of incorporation and bylaws of the Surviving Corporation shall contain, and Parent shall cause the articles of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the articles of organization and bylaws of Parent.

(c) From and after the Effective Time, (i) the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s organizational documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to demands, claims, Actions, suits, proceedings or investigations whether asserted or claimed prior to, at or after the Effective Time, arising out of matters occurring at or prior to the Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s organizational documents and pursuant to any indemnification agreements between Parent and such D&O Indemnified Parties, with respect to demands, claims, Actions, suits, proceedings or investigations whether asserted or claimed prior to, at or after the Effective Time, arising out of matters occurring at or prior to the Effective Time.

(d) From and after the Effective Time, Parent shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially reasonable terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent. In addition, Parent shall purchase, prior to the Effective Time, a six-year prepaid “D&O tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Parent’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, exclusions, retentions and limits of liability that are no less favorable than the coverage provided under Parent’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Parent by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Contemplated Transactions or in connection with Parent’s initial public offering of shares of Parent Class A Common Stock).

(e) From and after the Effective Time, Parent shall pay all expenses, including reasonable attorneys’ fees, including in advance (subject to the advancement requirements set forth in Section 7.5(a)), that are incurred by the persons referred to in this Section 7.5 in connection with their enforcement of the rights provided to such persons in this Section 7.5.

(f) The provisions of this Section 7.5 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives.

(g) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 7.5. Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 7.5.

Section 7.6 Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall take all such steps as may be necessary or appropriate to cause the acquisitions of Parent Capital Stock (including derivative securities with respect to such Parent Class A Common Stock) resulting from the Contemplated Transactions by each individual who will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b promulgated under the Exchange Act.

Section 7.7 Legends. Parent shall be entitled to place appropriate legends on the book entries and/or certificates evidencing (i) all shares of Parent Capital Stock to be received in the Merger by equityholders of the Company reflecting that such shares were issued in a transaction that was exempt from registration under the Securities Act, and (ii) any shares of Parent Capital Stock to be received in the Merger by equityholders of the Company who may be considered “affiliates” of Parent for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Parent Class A Common Stock.

Section 7.8 Disclosure. The parties shall use their commercially reasonable efforts to agree to the text of any initial press release and Parent’s Form 8-K announcing the execution and delivery of this Agreement. Without limiting any party’s obligations under the Confidentiality Agreement, no party shall, and no party shall permit any of its Subsidiaries or any of its Representatives to, issue any press release or make any disclosure (to any customers or employees of such party, to the public or otherwise) regarding the Contemplated Transactions unless (a) the other party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law and, to the extent practicable, before such press release or disclosure is issued or made, such party advises the other party of, and consults with the other party regarding, the text of such press release or disclosure; provided, however, that each of the Company and Parent may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements made by the Company or Parent in compliance with this Section 7.8.

Section 7.9 Listing. From the date hereof until the Effective Time, Parent shall maintain its existing listing on Nasdaq. At or prior to the Effective Time, (a) Parent (with the prior approval of the Company) shall obtain approval of the listing of the combined corporation on Nasdaq, (b) to the extent required by the rules and regulations of Nasdaq, Parent shall prepare for the Company’s review and submit (with the prior approval of the Company) to Nasdaq a notification form for the listing of shares of Parent Class A Common Stock to be issued in connection with the Contemplated Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance), and (c) Parent shall prepare and timely submit to Nasdaq a notification form for the Nasdaq Reverse Stock Split (if required) and submit a copy of the amendment to Parent’s articles of incorporation effecting the Nasdaq Reverse Stock Split, certified by the Secretary of the Commonwealth of the Commonwealth of Massachusetts, to Nasdaq on the Closing Date. To the extent required by Nasdaq Marketplace Rule 5110, the Company shall prepare and file an initial listing application for the Parent Class A Common Stock on Nasdaq (the “Nasdaq Listing Application”), and from the date hereof until the Effective Time, Parent shall assist the Company in preparing and filing such Nasdaq Listing Application and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. Each party will reasonably promptly inform the other party of all verbal or written communications between Nasdaq and such party or its Representatives. The parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. Parent will cooperate with the Company as reasonably requested by the Company with respect to the Nasdaq Listing Application and promptly furnish to the Company all information concerning Parent that may be required or reasonably requested in connection with any action contemplated by this Section 7.9. All of the Nasdaq Fees associated with any action contemplated by this Section 7.9 shall be shared equally by the Company and Parent.

Section 7.10 Tax Matters.

(a) Intended Tax Treatment.

(i) For U.S. federal (and applicable state and local) income Tax purposes, each of the parties hereto intends that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder or, in the alternative, that the exchange of Company Common Shares for Parent Class A Common Stock pursuant to the Merger, taken together with the Financing and the Parent Debt Restructuring (in each case for the Financing and the Parent Debt Restructuring, as applicable), qualifies as an exchange described in Section 351 of the Code (“Intended Tax Treatment”). The parties hereto hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder, (ii) agree to file and retain such information as shall be required under Treasury Regulations Section 1.368-3 and Treasury Regulations Section 1.351-3, as applicable, and (iii) agree to file all Tax Returns on a basis consistent with the applicable Intended Tax Treatment and not otherwise to take any position or action inconsistent with the applicable Intended Tax Treatment, in each case, unless otherwise required by a Governmental Entity as a result of a “determination” that is final within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or non-U.S. Tax Law) or a change in applicable Law. Each party hereto agrees to use reasonable best efforts to promptly notify all other parties hereto of any challenge to the qualification of the relevant portion of the transactions contemplated by this Agreement for the applicable Intended Tax Treatment by any Governmental Entity. None of the parties hereto shall (and none of the parties hereto shall permit or cause any of their respective Affiliates, Subsidiaries or Representatives to) take, or fail or agree to take, any action, or become obligated to take or fail to take any action, which such action, failure or agreement could reasonably expected to prevent or impede the Merger from qualifying for the applicable Intended Tax Treatment, and each of the parties hereto shall use its reasonable best efforts to cause the Merger to qualify for the applicable Intended Tax Treatment. Each of the parties hereto acknowledges and agrees that each has had the opportunity to obtain independent legal and Tax advice with respect to the transactions contemplated by this Agreement.

(ii) The parties hereto shall, and shall cause their Affiliates, to reasonably cooperate in good faith with one another in order to facilitate the issuance of an opinion relating to the Intended Tax Treatment in the event that the SEC requires any such tax opinion to be filed in connection with the Information Statement, including by delivering duly executed certificates dated as of the date requested by applicable party’s counsel, signed by an officer of the applicable party, in form and substance reasonably satisfactory to the applicable party’s counsel, and containing such customary representations, warranties and covenants as shall be reasonably necessary or appropriate to enable the applicable party’s counsel to render any such tax opinion.

(b) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Contemplated Transactions (“Transfer Taxes”) shall be borne and paid entirely by the Surviving Corporation. After the Closing Date, the Surviving Corporation will prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes that are required to be filed after the Closing Date, and, if required by applicable Law, the Parties will, and will cause their respective Affiliates to, cooperate and join in the execution of any such Tax Returns and other documentation, as applicable. The Parties further agree to reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.

(c) FIRPTA Certificate. Prior to the Closing Date, the Company shall have delivered to Parent a duly executed certificate conforming to the requirements of Treasury Regulations Sections 1.897-2(h)(1) and 1.1445-2(c)(3), and a notice to be delivered to the United States Internal Revenue Service as required under Treasury Regulations Section 1.897-2(h)(2), each dated no more than thirty (30) days prior to the Closing Date and in form and substance reasonably satisfactory to Parent, certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code.

(d) Until successors are duly elected or appointed and qualified in accordance with applicable Law, the parties shall use commercially reasonable efforts to take all necessary actions so that the Persons determined pursuant to Section 2.6(c) and 2.6(d) are elected or appointed, as applicable, to the positions of officers and directors of Parent and the Surviving Corporation, as so determined, to serve in such positions effective as of the Effective Time. If any Person determined pursuant to Section 2.6(c) and 2.6(d) is unable or unwilling to serve as officer or director of Parent or the Surviving Corporation, as so determined, Parent and the Company shall mutually designate a successor pursuant to Sections 2.6(c) and 2.6(d).

(e) The parties shall use reasonable best efforts to have each of the Persons that will serve as directors and officers of the Parent following the Closing to execute and deliver a Lock-Up Agreement prior to Closing.

Section 7.11 Termination or Amendment of Certain Agreements and Rights; Parent Debt Restructuring; Negotiation of Certain Agreements.

(a)  Except as set forth on Section 7.11 of the Parent Disclosure Letter or Company Disclosure Letter, as applicable, each of Parent and the Company shall use commercially reasonable efforts to cause any shareholder agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between either Parent or the Company and any holders of Parent Capital Stock or Company Common Share, respectively, including any such Contract granting any Person investor rights, rights of first refusal, registration rights or director registration rights (collectively, the “Investor Agreements”), to be terminated immediately prior to the Effective Time, without any liability being imposed on Parent or the Surviving Corporation.

(b) Prior to or substantially concurrently with the Closing, all outstanding Indebtedness of Parent and its Subsidiaries will be either converted, restructured or forgiven on terms mutually agreeable to the parties pursuant to the Parent Debt Restructuring and as described in Section 7.11(b) of the Parent Disclosure Letter; provided that any related issuances or rights to receive Parent Capital Stock will be included in Parent Outstanding Shares. Without limiting the foregoing and in each case effective no later than the Effective Time, Parent shall either (i) terminate the Seidl Retention Bonus Agreement or (ii) amend the Seidl Retention Bonus Agreement to eliminate any payment obligation in connection with the Contemplated Transactions (and not trigger 280G) and restructure any amounts under the agreement to equity or other form of deferred bonus structure, such amendment and restructure consented to in writing by the Company,

(c) Parent will enter into Key Employment Agreements with the key employees listed on Section A of the Company Disclosure Letter. The Key Employment Agreements will contain mutually agreeable reasonable and customary terms for employees of a public company in their respective roles and be subject to and conditioned on the Closing and include a transaction/retention bonus pool or closing milestone equity grant on parity with existing executive officers of similar role or title.

(d) Parent and the Company will mutually agree in good faith to a registration rights agreement (the “Registration Rights Agreement”) for the benefit of the shareholders of the Company. The Registration Rights Agreement will require Parent to file a resale registration statement for their eligible shares within 30 days after Closing and use reasonable best efforts to obtain effectiveness within 90 days after Closing, or 120 days if reviewed by the SEC, subject to applicable law and SEC requirements. The Registration Rights Agreement will require customary maintenance, cooperation, piggyback rights, reasonable expense coverage and remedies for material breach. Permitted suspension periods will be limited to 30 consecutive days and 60 aggregate days in any 12 months, subject to applicable law.

Section 7.12 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.13 Allocation Certificate. The Company will prepare and deliver to Parent at least five (5) Business Days prior to the Closing Date a spreadsheet setting forth (as of immediately prior to the Effective Time and after giving effect to any Company SAFEs Conversion) (a) each holder of the Company Common Shares, (b) such holder’s name and physical address, (c) the number or percentage and type of the Company Common Shares held as of the Closing Date for each such holder and (d) based on the Exchange Ratio as mutually determined by the parties, the number of shares of Parent Class A Common Stock to be issued to such holder pursuant to this Agreement in respect of the Company Common Shares held by such holder as of immediately prior to the Effective Time (the “Allocation Certificate”).

Section 7.14 Financing Cooperation. During the Interim Period, Parent and the Company shall use commercially reasonable efforts to secure at the Closing one or more financing commitments which may be in the form of private placement transactions with institutional investors, backstops against exercises of redemption rights, non-redemption agreements, or any other form of equity or equity-related financing of Parent, in each case on commercially reasonable and market-based terms reasonably acceptable to Parent and the Company, acting together in good faith (the “Financing”). The Financing shall close concurrently with or immediately prior to the Closing. The proceeds of the Financing shall be used solely for (i) the payment of Transaction Expenses of the parties incurred in connection with the Contemplated Transactions and (ii) funding the Company’s growth and working capital, and the net proceeds of the Financing, less Transaction Expenses, shall be contributed by Parent to the Company immediately after receipt. The subscription or other agreements relating to the Financing will be in a form mutually acceptable to Parent and the Company and will include the Company as a third-party beneficiary thereto. In furtherance of the foregoing, the Parties shall use commercially reasonable efforts to identify sources of financing for the Financing and to mutually negotiate the underlying subscription, financing and similar agreements and reasonably cooperate in a timely manner in connection with any such efforts, including (x) by providing such information and assistance as the other Parties may reasonably request, (y) granting such access to potential investors and their respective representatives as may be reasonably necessary for their due diligence, and (z) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to the Financing. All such cooperation, assistance and access shall be granted upon reasonable prior notice and during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Parties and shall be subject to any limitations under applicable Law. Each Party shall promptly inform the other Party of all aspects and developments related to obtaining the Financing, including the proposed terms and conditions thereof and any material decisions or actions related to the Financing. Neither Parent nor the Company shall make or agree to make any amendments, changes, modifications or waivers to any Contracts underlying the Financing without the prior written consent of Parent or the Company, as applicable, which consent may not be unreasonably denied, conditioned, granted, withheld or delayed.

Section 7.15 Equity Incentive Plan. Prior to the Effective Time, the Parent Board will adopt a new equity incentive plan (the “2026 Equity Incentive Plan”), subject to the Closing and approval of the shareholders of Parent, which shall be effective as of the Effective Time, and will recommend to the shareholders of Parent to approve the 2026 Equity Incentive Plan (the “2026 Equity Incentive Plan Proposal”). The 2026 Equity Incentive Plan shall be in a form prepared by the Company, and shall be subject to the review and approval of Parent (not to be unreasonably withheld, conditioned or delayed). The 2026 Equity Incentive Plan shall provide for an initial share reserve equal to five percent (5%) of the total number of shares of Parent that will be issued and outstanding following the Closing on a fully-diluted basis, with an annual “evergreen” equal to the lesser of five percent (5%) of the total number of shares of Parent outstanding on a fully-diluted basis as of the day prior to the increase, or such lesser number of shares as approved by the Parent Board. Subject to the approval of the 2026 Equity Incentive Plan proposal by the shareholders of Parent prior to the Effective Time, Parent shall file with the SEC, promptly after the Effective Time, a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Class A Common Stock issuable with respect to the 2026 Equity Incentive Plan. No awards under the 2026 Equity Incentive Plan shall be granted prior to the Effective Time, and any awards granted to employees or other service providers of the Company or the Surviving Corporation shall be structured to comply with, or be exempt from, Section 409A of the Code.

Section 7.16 Section 280G. No later than ten (10) Business Days prior to the anticipated Closing Date, Parent shall deliver to the Company calculations, prepared by a nationally recognized accounting firm and in form and substance reasonably satisfactory to the Company, of all payments and benefits that could, separately or in the aggregate, constitute “parachute payments” within the meaning of Section 280G of the Code with respect to any “disqualified individual” of Parent or any of its Subsidiaries in connection with the Contemplated Transactions (either alone or in combination with any other event), together with a list of each such disqualified individual and the agreements, plans and arrangements giving rise to such payments and benefits. From the date of this Agreement through the Closing, without the prior written consent of the Company, Parent shall not, and shall cause its Subsidiaries not to, (i) except as set forth on Section 7.11(b) of the Parent Disclosure Letter, adopt, enter into, amend or accelerate any agreement, plan or arrangement that would reasonably be expected to result in any payment or benefit that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, or (ii) agree to provide any gross-up, make-whole or other reimbursement in respect of any Tax imposed under Section 4999 of the Code. Parent and the Company shall reasonably cooperate in good faith to mitigate any such excess parachute payments, including by (A) obtaining independent valuations of any restrictive covenants or post-Closing services that may be treated as reasonable compensation, (B) applying any cutback or “best-net” provisions in existing arrangements, and (C) structuring any new employment or compensation arrangements entered into in connection with the Contemplated Transactions so as not to give rise to excess parachute payments. Nothing in this Section 7.16 shall require any disqualified individual to waive any payment or benefit, but Parent may seek, and any disqualified individual may voluntarily provide, any such waiver or reduction.

Section 7.17 Parent SEC Documents. From the date of this Agreement to the Effective Time, Parent shall timely file with the SEC all Parent SEC Documents. As of its filing date, or if amended after the date of this Agreement, as of the date of the last such amendment, each Parent SEC Document filed by Parent with the SEC (a) shall comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, and (b) shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 7.18 Parent Domicile. The parties will engage in good faith discussion to determine the appropriate state of incorporation for the Parent after Closing, which will be one of Massachusetts, Nevada or Wyoming. The parties will consider all factors, including the effects of the domicile on Taxes of the Parent, its Subsidiaries and their shareholders, officers and employees and including factors related to being a public company.

Section 7.19 Post-Closing Covenants.

(a) Following the Closing, each party shall, on the request of the other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

(b) For the 12 months following the Closing, the parties hereto shall be responsible for the general and administrative expenses of Parent and its Subsidiaries as set forth in Section 7.19(b) of the Parent Disclosure Letter.

Article VIII

Closing Conditions

Section 8.1 Conditions Precedent of each Party. The obligations of each party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the parties, at or prior to the Closing, of each of the following conditions:

(a) The Definitive Information Statement shall have been mailed to Parent’s shareholders at least 20 calendar days prior to the Closing Date.

(b) No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Entity of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

(c) (i) Parent shall have obtained the Parent Written Consent and (ii) the Company shall have obtained the Company Shareholder Approval.

(d) The Parent Charter Amendment shall have been duly filed with the Secretary of the Commonwealth of Massachusetts, containing such amendments as are necessary to consummate the transactions contemplated by this Agreement.

(e) The shares of Parent Class A Common Stock required to be issued pursuant to this Agreement shall have been approved for listing on Nasdaq, subject only to official notice of issuance, and the trading of the Parent’s Class A Common Stock shall not be subject to suspension.

(f) Each party has received all required regulatory approvals.

Section 8.2 Conditions Precedent to Obligation of the Company. The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

(a) Accuracy of Representations. The representations and warranties of Parent and Merger Sub made in this Agreement (other than the Parent Fundamental Representations and the representations and warranties set forth in Section 5.15) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Parent Material Adverse Effect (without giving effect to any references therein to any Parent Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded). The representations and warranties set forth in Section 5.15 shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all material respects as of such particular date). The Parent Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) in respect of Section 5.2 for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date).

(b) Performance of Covenants. Parent shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c) No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect that is continuing.

(d) Support Agreement. The transactions contemplated by the Support Agreement have been consummated in accordance with the terms and conditions therein, including, for the avoidance of doubt, the Class B Conversion.

(e) Voting Agreement. The Voting Agreements shall have been executed and delivered to the Company by the shareholders of Parent required to be parties thereto, and each shall be in full force and effect as of immediately following the Effective Time.

(f) Lock-Up Agreement. The Lock-Up Agreements shall have been executed and delivered to the Company by the RAIN Insiders (as defined in the LOI), and each shall be in full force and effect as of immediately following the Effective Time.

(g) Minimum Financing. Parent has at least (i) $25,000,000 in gross proceeds from the Financing prior to the payment of Transaction Expenses in connection with the Contemplated Transactions, less (ii) any amount received by the Company from the issuance of Company SAFEs (the result of (i) less (ii), the “Minimum Financing Amount”).

(h) Parent Debt Restructuring. The Parent Debt Restructuring having been completed in accordance with the terms of Section 7.11(b) of the Parent Disclosure Letter.

(i) Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(i) a certificate executed by an officer of Parent certifying that the conditions set forth in Section 8.2(a), (b) and (c) have been duly satisfied;

(ii) written resignations in forms reasonably satisfactory to the Company, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of Parent who are not to continue as officers or directors of Parent pursuant to Section 2.6; and

(iii) the Registration Rights Agreement executed and delivered by Parent.

Section 8.3 Conditions Precedent of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:

(a) Accuracy of Representations. The representations and warranties of the Company made in this Agreement (other than the Company Fundamental Representations) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Material Adverse Effect (without giving effect to any references therein to any Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded). The Company Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) in respect of Section 4.2 for such inaccuracies which are de minimis, individually or in the aggregate, or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date).

(b) Performance of Covenants. The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect that is continuing.

(d) Company Debt. The Company shall have no outstanding indebtedness for borrowed money.

(e) Voting Agreement. The Voting Agreements shall have been executed and delivered to Parent by the shareholders of the Company required to be parties thereto, and each shall be in full force and effect as of immediately following the Effective Time.

(f) Lock-Up Agreement. The Lock-Up Agreements shall have been executed and delivered to the Company by Tensor Insiders (as defined in the LOI), and each shall be in full force and effect as of immediately following the Effective Time.

(g) Post-Closing Separation and Transfer. Parent and Company shall have entered into an agreement, on terms and conditions mutually acceptable to Parent and Company, each acting in its sole discretion, providing for the potential separation and transfer of Parent's business to the current Parent shareholders, such separation and transfer to occur following the election of a representative of the current Parent shareholders made within the two-year period following the Closing.

(h) Closing Certificate. Parent shall have received a certificate executed by an officer of the Company certifying (i) that the conditions set forth in Section 8.3(a), (b), and (c) have been duly satisfied and (ii) that the information set forth in the Allocation Certificate delivered by the Company in accordance with Section 7.13 is true and correct in all respects as of the Closing Date.

Article IX

Termination

Section 9.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the Parent Written Consent and Company Shareholder Approval is obtained):

(a) by mutual consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by May 31, 2027 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company or Parent if such party’s (or in the case of Parent, Merger Sub’s) breach of this Agreement has been a principal cause of the failure of the Merger to occur on or before the End Date;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions, provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to a party if such party’s (or in the case of Parent, Merger Sub’s) breach of this Agreement is a principal cause of any such Governmental Entity issuing any such order or taking any such other action;

(d) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Parent or Merger Sub or if any representation or warranty of Parent or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable by Parent or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(d) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from the Company to Parent or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(d) and (ii) Parent or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from the Company to Parent or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(d) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(d) as a result of such particular breach or inaccuracy if such breach by Parent or Merger Sub is cured prior to such termination becoming effective);

(e) by the Company or by the Parent if the Parent Class A Common Stock is delisted from the Nasdaq Stock Market prior to the Closing;

(f) by the Company, if, during the Pre-Closing Period, Parent Board has (i) approved, endorsed, or recommended any Acquisition Proposal, or (ii) made a Parent Board Adverse Recommendation Change, or Parent shall have entered into any letter of intent or similar document or Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 6.4);

(g) by the Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Parent is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company, then this Agreement shall not terminate pursuant to this Section 9.1 (g) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from the Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1 (g) and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1 (g) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1 (g) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective);

(h) by the Parent, if, during the Pre-Closing Period, Company Board has (i) approved, endorsed, or recommended any Acquisition Proposal, or (ii) made a Company Board Adverse Recommendation Change, or the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 6.4);

(i) by Parent if the Company Shareholder Approval is not received by Company Consent Deadline, and the Parent terminates this Agreement prior to the receipt of the Company Shareholder Approval;

(j) by the Company if the Parent Written Consent is not received by the Parent Consent Deadline and the Company terminates this Agreement prior to the receipt of the Parent Written Consent; or

(k) by the Company or by Parent any time after January 15, 2027, if and so long as the parties have not received firm commitments in connection with the Financing in the aggregate of an amount equal to at least the Minimum Financing Amount.

The party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give a notice of such termination to the other party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 9.2 and Article X (and the related definitions of the defined terms in such section) shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement shall not relieve any party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

Article X

General Provisions

Section 10.1 Non-survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than this Article X and those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 10.2 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time, whether before or after Company Shareholder Approval or the Parent Shareholder Approval has been obtained; provided, however, that after the Company Shareholder Approval or the Parent Shareholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the shareholders of the Company or Parent, as applicable, without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 10.3 Waiver. The parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Shareholder Approval or the Parent Shareholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the shareholders of the Company or Parent, as applicable, without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 10.4 Fees and Expenses. Except as otherwise set forth in this Agreement or the Letter of Intent, dated September 18, 2026 (the “LOI”), among Parent, the Company and the other parties thereto, all fees and expenses incurred in connection with this Agreement, the Merger and the other Contemplated Transactions shall be paid by the party incurring such fees or expenses; provided, however, that Parent and the Company shall share equally all fees and expenses incurred in relation to the printing and filing with the SEC of the Information Statement (or the S-4 Registration Statement, as applicable) (including any financial statements and exhibits) and any amendments or supplements thereto and paid to a financial printer or the SEC.

Section 10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to Parent, Merger Sub, to:

Rain Enhancement Technologies Holdco, Inc.

4851 Tamiami Trail N, Suite 200

Naples, FL 34103

Attention: Randy Seidl, Chief Executive Officer

E-mail:

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Joel L. Rubenstein; Jennifer Cheng

Email:

(ii) if to Company, to:

Tensor Networks, Inc.

440 N Wolfe Rd, MS 03

Sunnyvale, CA 94085

Attention: Eric Frazier

E-mail:

with a copy (which shall not constitute notice) to:

Ashurst Perkins Coie LLP

1155 Avenue of the Americas

New York, NY 10020

Attention: Elliot M. Smith

Email:

Section 10.6 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement and the “Transaction Expenses” section of the LOI shall not be superseded and shall remain in full force and effect in accordance with its terms.

Section 10.7 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Section 7.5.

(a) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 10.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.8 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the Contemplated Transactions shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware provided, however, that any matter involving the internal affairs of Parent, the Company or Merger Sub, including the due authorization and approval of this Agreement, the Merger and the other Contemplated Transactions by the board of directors or shareholders of such party, the validity and effectiveness of any shareholder approval obtained by vote or written consent (including the Parent Written Consent and the Company Shareholder Approval), the availability and procedures of appraisal or dissenters’ rights, the fiduciary duties of directors and officers, and the applicability of any moratorium, business combination, control share acquisition, fair price or other anti-takeover Law, shall in each case be governed by, and construed in accordance with, the Massachusetts Business Corporation Act and other applicable Laws of the Commonwealth of Massachusetts, in the case of Parent, and the Wyoming Business Corporation Act and other applicable Laws of the State of Wyoming, in the case of the Company and Merger Sub, in each case without regard to the conflicts of laws principles of such jurisdiction that might otherwise require the application of the laws of another jurisdiction.

Section 10.9 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Supreme Court of the State of New York; provided, that if jurisdiction is not then available in the Supreme Court of the State of New York, then any such legal action or proceeding may be brought in any federal court located in the State of New York or any other New York state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the Contemplated Transactions. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the Contemplated Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.10 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.11 Specific Performance. The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that each party shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Supreme Court of the State of New York, provided, that if jurisdiction is not then available in the Supreme Court of the State of New York, then in any federal court located in the State of New York or any other New York state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives and will not oppose the granting of an injunction, specific performance or other equitable relief on the basis of (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post any bond, surety or other security as a prerequisite to obtaining equitable relief.

Section 10.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.13 Waiver of Jury Trial. THE PARTIES HERETO EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREE AND CONSENT THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.13.

Section 10.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 10.15 Electronic or .pdf Signature. This Agreement may be executed in electronic format or .pdf signature, which shall constitute an original for all purposes.

Section 10.16 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the Contemplated Transactions. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RAIN ENHANCEMENT TECHNOLOGIES HOLDCO, INC.

By:	/s/ Randall Seidl
Name:	Randall Seidl
Title:	Chief Executive Officer

RAIN MERGER SUB, INC.

By:	/s/ Oanh Truong
Name:	Oanh Truong
Title:	President

TENSOR NETWORKS, INC.

By:	/s/ Eric Frazier
Name:	Eric Frazier
Title:	CEO and President

[Signature page to Merger Agreement]

Exhibit A

Form of Lock-Up Agreement

See Exhibit 10.3 to the Current Report on Form 8-K filed on November 12, 2026.

A-1

EXHIBIT B

Form of Voting Agreement

See Exhibit 10.4 to the Current Report on Form 8-K filed on November 12, 2026.

B-1

EXHIBIT C

Form of RAIN Shareholder Support Agreement

See Exhibit 10.1 to the Current Report on Form 8-K filed on November 12, 2026.

C-1

EXHIBIT D

Form of Tensor Support Agreement

See Exhibit 10.2 to the Current Report on Form 8-K filed on November 12, 2026.

D-1